Exhibit 10.32
Stock Purchase Agreement
between
Anchor Bancorp Wisconsin Inc.
and
Badger Anchor Holdings, llc
dated as of December 1, 2009

i

Exhibits
Exhibit A — Form of Fee Agreement Between Anchor BanCorp Wisconsin, Inc. and Badger Capital, LLC
Exhibit B — Form of Registration Rights Agreement
Exhibit C — Form of Voting Agreement
Exhibit D — Form of Amendment to Articles of Incorporation

Index of Principal Terms

2009 Form 10-K	7
Acquisition Transaction	23
Actions	33
Adjustment Factor	2
Affiliate	33
Agreement	1
Badger Capital	1
Badger Fee Agreement	1
Bank	1
Bankruptcy Law	33
Business Day	33
Change in Recommendation	22
Charter Amendment	13
Closing	2
Closing Date	3
Common Stock	1
Company	1
Company Contract	9
Company Disclosure Schedule	3
Company Employees	11
Company Intellectual Property	33
Company Preferred Stock	33
Company Recommendation	20
Company Regulatory Agreement	9
Company Representatives	20
Company Shareholders Meeting	20
Company Stock Options	4
control	33
controlled by	33
CRA	8
Custodian	33
Due Diligence Period	2
Encumbrance	33
Equity Commitments	25
ERISA	11
ERISA Affiliate	12
Exchange Act	7
Existing Loan Agreement	34
FDIC	5
Fee Agreement	34
FHLB	5
Financial Statements	7
GAAP	34
Governmental Entity	6
Hazardous Materials	34
HOLA	4
HSR Act	6
Intellectual Property	34
Law	6
Loans	13
Material Adverse Effect	34
Nasdaq	6
New Loan Agreement	1
Non-Performing Assets	29

Notice of Superior Proposal	22
Offering Materials	25
Order	6
OTS	6
PBGC	12
Person	34
Plan	11
Pre-Closing Period	16
Pre-Emptive Rights Offering	26
Proxy Statement	20
Purchase Price	2
Purchased Stock	2
Purchaser	1
Purchaser Disclosure Schedule	15
Purchaser Expenses	32
Purchaser Organizational Documents	28
Purchaser Related Parties	39
Purchaser Representatives	20
Registration Rights Agreement	5
Regulation O	13
Requisite Regulatory Approvals	28
Requisite Shareholder Approvals	13
SEC	6
SEC Reports	7
Securities Act	7
Series B Preferred Stock	4
Significant Subsidiary	35
Specified Regulatory Agreement	9
Subsidiary	35
Superior Proposal	23
Takeover Statute	14
Tangible Common Shareholders’ Equity	29
Termination Fee	32
Third Quarter Form 10-Q	2
to the knowledge of the Company	35
Transaction Agreements	5
U.S. Treasury	4
under common control with	33
Unsolicited Company Proposal	22
Voting Agreement	5
Voting Debt	4
WBCL	6

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of December 1, 2009 and is made by and between ANCHOR BANCORP WISCONSIN INC., a Wisconsin corporation (the “Company”), and BADGER ANCHOR HOLDINGS, LLC, a Delaware limited liability company (“Purchaser”).
R E C I T A L S:
     A. The Company is a savings and loan holding company that owns 100% of the issued and outstanding capital stock of AnchorBank fsb, a federally chartered savings bank with its main office located in Madison, Wisconsin (the “Bank”).
     B. Purchaser is a newly-formed investment entity established for the specific purpose of entering into this Agreement and consummating the transactions contemplated hereby.
     C. Purchaser is a manager-managed limited liability company and, as of the date hereof, its sole manager is Badger Capital, LLC, an Illinois manager-managed limited liability company (“Badger Capital”).
     D. The Company and Purchaser have entered into that certain Loan Agreement, dated of even date herewith (the “New Loan Agreement”), whereby Purchaser has agreed to provide the Company with a term loan in the aggregate principal amount of $110 million, which loan will be evidenced by one or more promissory notes that are convertible into shares of the Company’s common stock, par value $0.10 par value per share (the “Common Stock”).
     E. The Company and Badger Capital are entering into a fee agreement simultaneous with the execution of this Agreement, in the form attached hereto as Exhibit A (the “Badger Fee Agreement”), pursuant to which the Company has agreed to pay Badger Capital for its services in connection with arranging and structuring the investment contemplated by this Agreement and the loan contemplated by the Loan Agreement a fee equal to the sum of: (a) 5.0% of the sum of (i) the Purchase Price (as defined below), plus (ii) the principal amount of the term loan extended by Purchaser to the Company pursuant to the New Loan Agreement; and (b) 5.0% of the amount by which the outstanding indebtedness under the Existing Loan Agreement (as defined below) is reduced and/or converted to equity pursuant to the agreement referred to in Section 5.19.
     F. Subject to the terms and conditions set forth in this Agreement, the Company has agreed to sell to Purchaser and Purchaser has agreed to purchase from the Company, at least 116,666,667 shares but no more than 483,333,333 shares (with the exact amount to be determined by Purchaser in its sole discretion) of the Common Stock.
     G. The parties hereto are entering into this Agreement to provide for the purchase and sale of the Purchased Stock.
     NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants, conditions and agreements herein contained, the parties hereto hereby agree as follows:

A G R E E M E N T:
ARTICLE I
AGREEMENT TO SELL AND PURCHASE COMMON STOCK
     Section 1.1 Sale and Purchase.
          (a) Subject to the terms and conditions hereof, the Company hereby agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from the Company, at the Closing (as defined below), at least 116,666,667 shares but no more than 483,333,333 shares of the Common Stock (with the exact amount to be determined by Purchaser in its sole discretion), for a purchase price of $0.60 per share, or between $70,000,000 and $290,000,000 in the aggregate. The actual number of shares of the Common Stock that Purchaser elects to purchase at the Closing is referred to herein as the “Purchased Stock.” The product of the number of shares of the Common Stock constituting the Purchased Stock and $0.60 is referred to herein as the “Purchase Price.”
          (b) In the event that, subsequent to the date of this Agreement but prior to the Closing, the outstanding shares of Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities through any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other like changes in the Company’s capitalization, (i) the number of shares of Common Stock constituting the Purchased Stock shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after, and the denominator of which shall be the number of such shares outstanding immediately before, the occurrence of such event (the “Adjustment Factor”), and the resulting number shall from and after the date of such event be the number of shares of Common Stock constituting the Purchased Stock, subject to further adjustment in accordance with this sentence, and (ii) the purchase price per share of Purchased Stock shall be divided by the Adjustment Factor, and the resulting number shall from and after the date of such event be the purchase price per share of Purchased Stock, subject to further adjustment in accordance with this sentence.
     Section 1.2 Additional Due Diligence Investigation. During the period beginning on the date of this Agreement through and including fifth Business Day following the date on which the Company files its Quarterly Report on Form 10-Q for the quarter ended December 31, 2009 (the “Third Quarter Form 10-Q”), with the SEC (the “Due Diligence Period”), the Company shall permit Purchaser to conduct an additional pre-Closing comprehensive investigation, review and analysis of the loan portfolio, books, records and facilities of the Company and its Subsidiaries. Purchaser shall have the absolute right, in its sole discretion, to terminate this Agreement by giving to the Company by 5:00 p.m., Central Standard Time, on the last day of the Due Diligence Period, written notice of its election to terminate pursuant to this Section 1.2 if such pre-Closing investigation, review and analysis discovers matters that are not completely satisfactory to Purchaser in its sole discretion. Nothing in this Section 1.2 shall limit in any respect any other right or basis that Purchaser may then or thereafter have to terminate this Agreement by reason of any breach hereof by the Company or any breach or inaccuracy of any of the representations and warranties of the Company, or because of the failure of any of the conditions set forth in Section 6.1.
ARTICLE II
CLOSING, DELIVERY AND PAYMENT
     Section 2.1 Closing. The closing (the “Closing”) of the sale and purchase of the Purchased Stock under this Agreement shall take place on the second Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VI (other than those conditions which by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing), at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 W. Madison Street, Suite 3900, Chicago, Illinois 60606, or at such other time or place as the Company and Purchaser may mutually agree (such date, the “Closing Date”). All right, title and interest in or to the Purchased Stock and the Purchase Price shall be transferred from the Company to Purchaser and from Purchaser to the Company, respectively, at the place of the Closing.
     Section 2.2 Closing Deliveries. (a) At the Closing, subject to the terms and conditions hereof, the Company will deliver to Purchaser:
               (i) stock certificates evidencing the Purchased Stock, or evidence of issuance of the Purchased Stock in book entry form, in either case free and clear of any Encumbrances (as defined below) (other than those created by Purchaser), registered in the name of Purchaser or one or more of its nominees, in form reasonably satisfactory to Purchaser;
               (ii) a receipt for the Purchase Price; and
               (iii) the duly executed Transaction Agreements, certificates and other documents required to be delivered pursuant to Section 6.1.
          (b) At the Closing, subject to the terms and conditions hereof, Purchaser shall deliver to the Company:
               (i) the Purchase Price by wire transfer of immediately available funds to an account designated by the Company at least two Business Days prior to the Closing Date;
               (ii) a receipt for the Purchased Stock; and
               (iii) the duly executed Transaction Agreements, certificates and other documents required to be delivered pursuant to Section 6.2.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     Except (i) as disclosed in the SEC Reports filed since December 31, 2008 and prior to the date of this Agreement (other than any such disclosures (x) made solely in the exhibits and schedules thereto, documents incorporated by reference therein, the “Risk Factors” sections thereof or in any section relating to forward-looking statements or (y) included in such filings that are cautionary, predictive or forward-looking in nature) or (ii) as disclosed in the corresponding section of the disclosure schedule provided by the Company to Purchaser on the date hereof (the “Company Disclosure Schedule”) (it being agreed that, except as otherwise expressly provided in the Company Disclosure Schedule, disclosure of any item in any section of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section to which the relevance of such item is reasonably apparent on its face), the Company represents and warrants to Purchaser as follows:
     Section 3.1 Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries: (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (b) has all requisite power and authority, corporate or otherwise, to own, operate and lease its properties and to carry on its business as now being conducted; and (c) is duly qualified as a foreign bank or corporation and in good standing in all states in which it is doing business, except where it is not required to qualify or where the failure to so qualify would not have a Material

Adverse Effect on the financial condition, results of operations or business of the Company and its Subsidiaries taken as a whole. The Company has made payment of all franchise and similar taxes in the State of Wisconsin, and in all of the jurisdictions in which it is qualified to do business, and so far as such taxes are due and payable at the date of this Agreement and not otherwise being contested in good faith. The Company does not have any Subsidiaries other than those set forth in Section 4.1 of the Company Disclosure Schedule. The Company has made available to Purchaser true, complete and correct copies of its articles of incorporation and by-laws and the articles of incorporation and by-laws (or other equivalent organizational documents) of each Subsidiary of the Company, in each case as amended to, and as in effect as of, the date of this Agreement. The Company is a savings and loan holding company duly registered under the Home Owners’ Loan Act, as amended (“HOLA”).
     Section 3.2 Capitalization.
          (a) The authorized capital stock of the Company consists of: (a) 100,000,000 shares of Common Stock, of which, as of the date of this Agreement, (i) 21,689,117 shares are issued and outstanding, (ii) 510,670 shares are reserved for issuance upon exercise of options and other awards granted under the Company’s stock option and incentive plans (the “Company Stock Options”) and (iii) 7,399,103 are reserved for issuance upon exercise of the warrant, dated January 30, 2009, held by the United States Department of the Treasury (the “U.S. Treasury”); and (b) 5,000,000 shares of preferred stock, $0.10 par value per share, of which, as of the date of this Agreement, (i) 100,000 have been designated as Series A Preferred Stock, liquidation preference $100.00 per share, none of which are issued and outstanding, and (ii) 110,000 have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, liquidation preference $1,000.00 per share (“Series B Preferred Stock”), all of which are issued and outstanding and held by the U.S. Treasury. All of the outstanding shares of Common Stock and Series B Preferred Stock have been duly authorized, are validly issued, fully paid and nonassessable and were offered, sold and issued in compliance with all applicable federal and state securities laws and without violating any contractual obligation or any other preemptive or similar rights. Section 3.2(a) of the Company Disclosure Schedule contains a list setting forth as of the date of this Agreement all outstanding Company Stock Options, the names of the optionees, the date each such option was granted, the number of shares subject to each such option, the expiration date of each such option, any vesting schedule with respect to an option which is not yet fully vested, and the price at which each such option may be exercised.
          (b) There are no outstanding bonds, debentures, notes, debt securities or other indebtedness for borrowed money of the Company or any of its Subsidiaries having the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote) on any matters on which the shareholders of the Company or any of its Subsidiaries may vote (“Voting Debt”). Section 3.2(b) of the Company Disclosure Schedule sets forth a true and complete list of all indebtedness for borrowed money (other than deposit liabilities, advances and loans from the FHLB of Chicago and sales of securities subject to repurchase, in each case incurred in the ordinary course of business consistent with past practice) of the Company and its Subsidiaries with an unpaid principal amount in excess of $1 million on the date of this Agreement.
          (c) Except as set forth in paragraph (a) above, there are no issued, outstanding or authorized securities (including securities convertible into or exercisable or exchangeable for shares of capital stock or other equity or voting securities) of the Company and (except for (i) the issuance and sale of the Purchased Stock contemplated by this Agreement, (ii) the agreement referred to in Section 5.18 pursuant to which shares of Common Stock may be issued to the U.S. Treasury, (iii) the agreement referred to in Section 5.19 pursuant to which shares of Common Stock may be issued to the lenders that are a party to the Existing Loan Agreement and (iv) the New Loan Agreement pursuant to which promissory notes that are convertible into shares of Common Stock are to be issued) there are no options, warrants, calls, rights (including “phantom” stock or stock appreciation rights), commitments, agreements, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of the Company or of any of its Subsidiaries (or securities convertible into or exercisable or exchangeable for shares of capital stock or other equity or voting securities) or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, commitment, agreement, arrangement or undertaking. Except as set forth in the terms of the Company Preferred Stock as in effect on the date hereof, there are no outstanding contractual obligations, commitments, understandings or arrangements of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock or other equity or voting securities of the Company or any of its Subsidiaries or other agreements or arrangements with or among any securityholders of the Company or any of its Subsidiaries with respect to securities of the Company or any of its Subsidiaries. Except as set forth above, there are no agreements or arrangements pursuant to which the Company is or could be required to register shares of Common Stock or other securities of the Company or any of its Subsidiaries under the Securities Act.
     Section 3.3 Company Subsidiaries. The only direct or indirect Subsidiaries of the Company are those listed in Section 3.3 of the Company Disclosure Schedule. All of the capital stock of each of the Company’s Subsidiaries has been duly authorized and validly issued, and is fully paid and nonassessable. The Company owns directly or indirectly all of the issued and outstanding capital stock of each of its Subsidiaries free and clear of all Encumbrances, except for the security interest in the capital stock of the Bank granted to U.S. Bank National Association and other participating financial institutions pursuant to the Existing Loan Agreement. The deposits of the Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by law. The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Chicago.
     Section 3.4 Authority; No Conflict. (a) The Company has all requisite corporate power and authority to execute and deliver this Agreement, the Registration Rights Agreement between the Company and Purchaser, in substantially the form attached as Exhibit B hereto (the “Registration Rights Agreement”), the Voting Agreement in the form attached as Exhibit C hereto (the “Voting Agreement” and, together with this Agreement and the Registration Rights Agreement, the “Transaction Agreements”), and, subject to the receipt of the Requisite Shareholder Approvals in the case of the approval of the Charter Amendment and the issuance of the Purchased Stock pursuant to this Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all necessary corporate and shareholder action of the Company, subject to the receipt of the Requisite Shareholder Approvals in the case of the approval of the Charter Amendment and the issuance of the Purchased Stock pursuant to this Agreement, upon conversion of the Series B Preferred Stock, upon conversion of all or a portion of the amounts due and outstanding under the Existing Loan Agreement and upon conversion of the convertible promissory notes to be issued pursuant to the New Loan Agreement, and no other corporate or shareholder proceedings on the part of the Company are necessary to approve this Agreement or the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement has been, and the other Transaction Agreements when executed will be, duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Purchaser) constitute (or will constitute when executed and delivered) valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and remedies generally.

          (b) The issuance and sale of the Purchased Stock pursuant to this Agreement is not and will not be subject to any preemptive rights, rights of first refusal, subscription or similar rights. The Purchased Stock, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and upon delivery to Purchaser will be free and clear of all Encumbrances (other than those created by Purchaser).
          (c) Neither the execution and delivery of the Transaction Agreements by the Company nor the consummation by the Company of the transactions contemplated thereby, nor compliance by the Company with any of the terms or provisions thereof, will (i) subject to the receipt of the Requisite Shareholder Approvals in the case of the approval of the Charter Amendment, violate any provision of the articles of incorporation or by-laws of the Company or any of the similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 3.5 are duly obtained, (x) violate any statute, law, code, ordinance, rule or regulation of any Governmental Entity (“Law”), or any judgment, order, writ, decision, settlement, stipulation, decree or injunction (an “Order”) applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (y) above) for such violations, conflicts, breaches, defaults or other events which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     Section 3.5 Consents. Except for (i) the filing of applications and notices, as applicable, with the Office of Thrift Supervision (the “OTS”) under HOLA and the approval of such applications and notices, (ii) approval of the listing of the Purchased Stock on the Nasdaq Stock Market (“Nasdaq”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement in definitive form relating to the meeting of the shareholders of the Company to be held to vote on, among other things, the Charter Amendment and the issuance of the Purchased Stock, (iv) the filing of the restated articles of incorporation of the Company, reflecting the Charter Amendment, with the Wisconsin Department of Financial Institutions pursuant to the Wisconsin Business Corporation Law (the “WBCL”), (v) the approval of the Charter Amendment and the issuance of the Purchased Stock by the Requisite Shareholder Approvals, (vi) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and the expiration or termination of any applicable waiting periods thereunder, (vii) consent from the lenders under the Existing Loan Agreement of the issuance and sale of the Purchased Stock and (viii) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, no consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other federal, state, local governmental authority or instrumentality or self-regulatory organization (each, a “Governmental Entity”) or with any other third party are necessary in connection with (A) the execution and delivery by the Company of the Transaction Agreements and (B) the consummation by the Company of the transactions contemplated by the Transaction Agreements and the performance by the Company of its obligations under the Transaction Agreements. As of the date of this Agreement, the Company does not know of any reason why the approvals and authorizations required by Section 6.1(d)(i) should not be obtained..
     Section 3.6 SEC Documents. (a) The Company has filed with the SEC and made available to Purchaser (through the SEC’s Electronic Data Gathering Analysis and Retrieval System or otherwise)

all forms, reports, schedules, registration statements and other documents required to be filed by the Company with the SEC since January 1, 2006 (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “SEC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), the SEC Reports complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the SEC thereunder applicable to such SEC Reports, and none of the SEC Reports when filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and there are no outstanding comments from the SEC with respect to any of the SEC Reports. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
          (b) Since January 1, 2006, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, other than routine recommendations made in letters from the Company’s independent public accountants to the Company’s management, true and complete copies of which letters have been made available to Purchaser and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Board of Directors of the Company or any committee thereof or to any director or officer of the Company.
     Section 3.7 Financial Statements; Absence of Undisclosed Liabilities. (a) The consolidated financial statements of the Company (including any related notes thereto) included in the SEC Reports (the “Financial Statements”) are true and correct in all material respects, are in accordance with the books of account and records of the Company and have been prepared in accordance with GAAP, or applicable banking rules and regulations, as the case may be, applied on a basis consistent with prior periods, and fairly and accurately present the consolidated financial condition of the Company and its Subsidiaries and its and their respective assets, liabilities, shareholders’ equity and results of operations as of such date. The Financial Statements contain and reflect provisions for taxes, reserves and other liabilities of the Company and each of its Subsidiaries in accordance with GAAP or applicable banking rules and regulations, as the case may be.
          (b) Except as disclosed in Section 3.8, and except for (i) those liabilities that are fully reflected or reserved for in the Financial Statements of the Company included in its Annual Report on Form 10-K for the year ended March 31, 2009, as filed with the SEC on June 29, 2009 (the “2009 Form 10-K”), (ii) liabilities incurred since March 31, 2009 in the ordinary course of business consistent with past practice and (iii) liabilities that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than pursuant to the Transaction Agreements or the transactions contemplated thereby.

     Section 3.8 No Material Adverse Changes. Except as described on Section 3.8 of the Company Disclosure Schedule, since March 31, 2009, (i) no event, change or circumstance has occurred which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (ii) neither the Company nor any of its Subsidiaries has taken any action or entered into any transaction, and no event has occurred, that would have required Purchaser’s consent pursuant to Section 5.2 if such action had been taken, transaction had been entered into or event had occurred, in each case, after the date of this Agreement.
     Section 3.9 Title to Properties and Assets. (a) The Company and its Subsidiaries have good and marketable fee title to all real property, and good and marketable title to all other property and assets reflected in the latest balance sheet included as part of the Financial Statements or purported to have been acquired by the Company or its Subsidiaries subsequent to such date, except (i) real property and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to the Company or its Subsidiaries, as the case may be, (ii) property or other assets leased by the Company or its Subsidiaries, and (iii) property and assets sold or otherwise disposed of subsequent to the date of such balance sheet. Except for properties and other assets acquired and/or being acquired from debtors in full or partial satisfaction of obligations owed to the Company or any Subsidiary and properties or other assets leased by the Company or any Subsidiary, and except as disclosed in the Financial Statements, all material property and assets of any kind (real or personal, tangible or intangible) of the Company and each of its Subsidiaries are free from any Encumbrances, except Encumbrances for current Taxes not yet due and payable and other standard exceptions commonly found in title policies in the jurisdiction where such real property is located, and such Encumbrances and imperfections of title, if any, as do not materially detract from the value of the properties and do not materially interfere with the present or proposed use of such properties.
          (b) Except as reflected in the Financial Statements, none of the assets or property the value of which is reflected in the latest balance sheet that is included as part of the Financial Statements is held by the Company or any of its Subsidiaries as lessee under any lease, or as conditional vendee under any conditional sales contract or other title retention agreement. The Company and each of its Subsidiaries enjoy peaceful and undisturbed possession under all of the material leases under which they are operating, all of which permit the customary operations of the Company and each of its Subsidiaries. None of the Company or any of its Subsidiaries in default and, to the Company’s knowledge, no event has occurred which with the passage of time or the giving of notice, or both, would reasonably be expected to constitute a default under any such lease, except for any default or potential default which would not reasonably be expected to have a Material Adverse Effect.
     Section 3.10 Compliance with Law. (a) Except as listed on Schedule 3.10 of the Company Disclosure Schedule, each of the Company and its Subsidiaries is and will continue to be in material compliance with all applicable statutes, regulations and orders of, and all applicable material restrictions imposed by, all Governmental Entities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliance as would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.
          (b) The Company and each of its Subsidiaries is in compliance in all material respects with the applicable provisions of the Community Reinvestment Act of 1977 and the regulations promulgated thereunder (collectively, “CRA”). The Bank has received CRA ratings of “satisfactory” in its most recently completed exam.
     Section 3.11 Agreements with Regulatory Agencies. Other than the Order to Cease and Desist, dated June 26, 2009, entered into by the Company and the Bank with the OTS (the “Specified

Regulatory Agreement”), neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or directive (other than those generally applicable to businesses such as the business of the Company or any of its Subsidiaries) issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not described above or set forth in the Company Disclosure Schedule, a “Company Regulatory Agreement”), any Governmental Entity that currently restricts or by its terms will in the future restrict the conduct of its business or relates to its capital adequacy, its credit or risk management policies, its dividend policies, its management or its business, nor has the Company or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting the Company or any Subsidiary to enter into or become bound by any Company Regulatory Agreement.
     Section 3.12 Pending Litigation. Except as listed on Section 3.12 of the Company Disclosure Schedule, there are no actions, suits, proceedings or written agreements pending, or, to the knowledge of the Company, threatened, against the Company or any of its Subsidiaries at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency. To the best knowledge of the Company, nothing disclosed on Section 3.12 of the Company Disclosure Schedule would, if adversely determined, be reasonably expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; and none of the Company nor any of its Subsidiaries is in default with respect to any material order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency.
     Section 3.13 Certain Contracts. (a) Neither the Company nor any of its Subsidiaries is a party to or is bound by any contract, arrangement, commitment or understanding (whether written or oral): (i) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed in whole or in part after the date of this Agreement; (ii) which limits the freedom of the Company or any of its Subsidiaries to compete in any line of business, in any geographic area or with any Person, or which requires referrals of business or requires the Company or any of its Subsidiaries to make available investment or business opportunities to any Person on a priority or exclusive basis; (iii) which relates to the incurrence of indebtedness with an unpaid principal amount in excess of $1 million (other than deposit liabilities, advances and loans from the FHLB of Chicago and sales of securities subject to repurchase, in each case incurred in the ordinary course of business consistent with past practice) by the Company or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing transactions; (iv) which limits the payment of dividends by the Company or the Bank; or (v) for a joint venture, partnership, or similar agreement for a business venture involving a sharing of profits or expenses. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a), whether or not publicly disclosed in the SEC Reports described in clause (i) of the introductory paragraph of this ARTICLE III or set forth in Section 3.13(a) of the Company Disclosure Schedule, is referred to herein as a “Company Contract.” The Company has made available all contracts which involved payments by the Company or any of its Subsidiaries during the year ended March 31, 2009 of more than $1 million or which would reasonably be expected to involve payments during the year ended March 31, 2010 of more than $1 million, other than any such contract that is terminable at will on 60 days or less notice without payment of a penalty and other than any contract entered into on or after the date hereof that is permitted under the provisions of Section 5.2.
          (b) (i) Each Company Contract is valid and binding on the Company or its applicable Subsidiary and is in full force and effect, and, to the knowledge of the Company, is valid and binding on the other parties thereto, (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each of the other parties thereto, has in all material respects performed all obligations required to be performed by it to date under each Company Contract, and (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute a material breach or default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, under any such Company Contract, except, in each case, where such invalidity, failure to be binding, failure to so perform or breach or default, individually or in the aggregate, would not have or reasonably be expected to have a Material Adverse Effect.
     Section 3.14 Insurance. The Company and its Subsidiaries are insured with reputable and financially sound insurers against such risks and in such amounts as is sufficient to comply with applicable Law, is consistent with industry practice and which the management of the Company reasonably has determined to be prudent. Section 3.14 of the Company Disclosure Schedule contains a true and complete list and summary description (including name of insurer, agent, coverage and expiration date) of all insurance policies in force on the date hereof that are material to the business and assets of the Company and its Subsidiaries. The Company and its Subsidiaries are in material compliance with such insurance policies and are not in default under any of the material terms thereof. Neither the Company nor any Subsidiary thereof has taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute such a default. None of the execution and delivery of the Transaction Agreements, the performance by the Company of its obligations thereunder or the consummation of the transactions contemplated thereby will constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the cancellation of or non-compliance with any provisions of, such policies (including any change of control provisions thereof), except for such defaults or other events which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such policy is outstanding and in full force and effect and except for policies insuring against potential liabilities of officers, directors and employees of the Company and its Subsidiaries, the Company or the relevant Subsidiary thereof is the sole beneficiary of such policies. No written notice of cancellation or termination has been received with respect to any such policy. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.
     Section 3.15 Tax Matters. Each of the Company and its Subsidiaries has filed and will continue to file all tax returns required to be filed by it and has paid and will pay all income taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those contested in good faith and for which adequate reserves have been established. Each of the Company and its Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of Borrower) for the payment of, all federal and state income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof. The Company has no knowledge of any audit, assessment or other proposed action or inquiry of the Internal Revenue Service or any other taxing authority with respect to any tax liability of the Company or any of its Subsidiaries.
     Section 3.16 Hazardous Materials. Neither the Company nor any of its Subsidiaries is in material violation of any applicable statute, regulation, ordinance or policy of any governmental entity relating to the ecology, human health, safety or the environment and, to the Company’s knowledge, no Hazardous Material is located on any real property owned or leased by the Company or any of its Subsidiaries or has been discharged from or to, or penetrated into, any real property (or surface or subsurface rivers or streams crossing or adjoining any real property) owned or leased by the Company or any of its Subsidiaries or the aquifer underlying any real property owned or leased by the Company or any of its Subsidiaries.
     Section 3.17 Intellectual Property. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) the Company and/or each of its Subsidiaries owns, or is licensed or otherwise possesses sufficient rights to use such rights as it has in and to all the Company Intellectual Property; (b) the use of the Company Intellectual Property by the Company and its Subsidiaries does not constitute an infringement or misappropriation of any valid third party Intellectual Property right in existence as of the date hereof; (iv) except for allegations that have since been resolved, neither the Company nor any of its Subsidiaries has received any written notice from any Person alleging that the use of any of the Company Intellectual Property or the operation of the Company’s or its Subsidiaries’ businesses infringes, dilutes (in the case of trademarks), or otherwise violates the Intellectual Property of such Person.
     Section 3.18 Employee Matters. Except as set forth in Section 3.18 of the Company Disclosure Schedule, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any of its Subsidiaries and any current or former employees of the Company or any of its Subsidiaries. There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment Retraining Notification Act or similar state or local “plant closing” Law with respect to the Company or any of its Subsidiaries since January 1, 2006. Since January 1, 2006, neither the Company nor any of its Subsidiaries has experienced any employee strikes, work stoppages, slowdowns or lockouts. There is no material unfair labor practice complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before any Governmental Entity, and no pending or, to the knowledge of the Company, threatened arbitration arising out of any collective bargaining agreement.
     Section 3.19 Employee Benefit Plans. (a) Section 3.19(a) of the Company Disclosure Schedule contains a true and complete list of each material Plan. For purposes of this Agreement, the term “Plan” shall mean any “employee benefit plan”(within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), including multiemployer plans within the meaning of ERISA Section 3(37)), stock purchase, stock option, severance, employment, loan, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA (including any funding mechanism therefore now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which any current or former employee, officer, director, consultant or independent contractor of the Company or any of its Subsidiaries (“Company Employees”) has any present or future right to benefits or under which the Company or any of its Subsidiaries has any present or future material liability.
          (b) With respect to each Plan, the Company has made available to Purchaser a current, accurate and complete copy (or, to the extent no such copy exists, an accurate description) thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent determination letter, if applicable; (iii) any summary plan description and other written communications by the Company or any of its Subsidiaries to Company Employees concerning the extent of the benefits provided under a Plan; and (iv) a summary of any proposed amendments or changes anticipated to be made to the Plans at any time within the twelve months immediately following the date hereof.
          (c) (i) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Plan has been established and administered in accordance with its terms, and in compliance with the applicable provisions of ERISA, the Code and other applicable laws, rules and regulations; (ii) each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, and to the knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause the loss of such qualification; (iii) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of their affiliation with any “ERISA Affiliate” (defined as any organization which is a member of a controlled group of organizations within the meaning of Sections 414(b), (c), (m) or (o) of the Code), to any material tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable laws, rules and regulations; (iv) for each Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof, (v) no “reportable event”(as such term is defined in Section 4043 of ERISA), “prohibited transaction”(as such term is defined in Section 406 of ERISA and Section 4975 of the Code) or “accumulated funding deficiency”(as such term is defined in Section 302 of ERISA and Section 412 of the Code (whether or not waived)) has occurred with respect to any Plan; (vi) except as set forth in Section 3.19(c)(vi) of the Company Disclosure Schedule, no Plan provides post-employment welfare (including health, medical or life insurance) benefits and neither the Company nor any of its Subsidiaries have any obligation to provide any such post-employment welfare benefits now or in the future, other than as required by Section 4980B of the Code; (vii) there is no present intention that any Plan be materially amended, suspended or terminated, or otherwise modified to adversely change benefits (or the levels thereof) under any Plan at any time within the twelve months immediately following the date hereof; and (viii) neither the Company nor any ERISA Affiliate has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.
          (d) None of the Plans is a “single employer plan” (within the meaning of Section 3(41) of ERISA) nor a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and none of the Company, its Subsidiaries or any ERISA Affiliate has at any time sponsored or contributed to, or has or had any material liability with respect to a single employer plan or a multiemployer plan that remains unsatisfied.
          (e) With respect to any Plan: (i) no Actions (other than routine claims for benefits in the ordinary course of business consistent with past practice) are pending or, to the knowledge of the Company, threatened; (ii) to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such Actions; (iii) no written or oral communication has been received from the Pension Benefit Guaranty Corporation (the “PBGC”) in respect of any Plan subject to Title IV of ERISA concerning the funded status of any such plan or any transfer of assets and liabilities from any such plan in connection with the transactions contemplated herein; and (iv) no administrative investigation, audit or other administrative proceeding by the Department of Labor, the PBGC, the Internal Revenue Service or other Governmental Entities are pending or in progress or, to the knowledge of the Company, threatened (excluding any routine requests for information from the PBGC).
          (f) No Plan exists that would result in the payment to any present or former Company Employee of any money or other property or accelerate or provide any other rights or benefits to any present or former Company Employee as a result of the transactions contemplated by this Agreement. There is no Plan that, individually or collectively, could give, or has given, rise to the payment of any amount that would reasonably be expected to be subject to excise tax under Section 4999 of the Code.
     Section 3.20 Board Approval; Requisite Shareholder Approvals. (a) The Board of Directors of the Company, by resolutions duly adopted by unanimous vote of the entire Board of Directors at a meeting duly called and held, has (i) approved this Agreement, the other Transaction Agreements, the Pre-Emptive Rights Offering, the issuance and sale of the Purchased Stock as provided herein, the issuance of the Purchased Stock, the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock currently held by the U.S. Treasury, the issuance of shares of Common Stock upon conversion of all or a portion of the amounts due and outstanding under the Existing Loan Agreement, the issuance of shares of Common Stock upon conversion of the convertible promissory notes to be issued pursuant to the New Loan Agreement, the amendment to the articles of incorporation of the Company in the form attached as Exhibit D hereto (the “Charter Amendment”) and the other transactions contemplated hereby and by the other Transaction Agreements, and determined that such agreements, such amendment and such transactions are fair to and in the best interests of the Company and its shareholders and declared such agreements, such amendment and such transactions to be advisable and (ii) recommended that the shareholders of the Company approve the issuance of the Purchased Stock, upon conversion of the Series B Preferred Stock, upon conversion of all or a portion of the amounts due and outstanding under the Existing Loan Agreement and upon conversion of the convertible promissory notes to be issued pursuant to the New Loan Agreement and adopt the Charter Amendment and directed that such matters be submitted for consideration by the shareholders of the Company at the Company Shareholders Meeting.
          (b) The affirmative vote of (i) the holders of a majority of the outstanding shares of Common Stock to adopt the Charter Amendment and (ii) the holders of a majority of the shares of Common Stock having voting power and present in person or represented by proxy and voting at a meeting at which the holders of a majority of the outstanding Common Stock are present or represented by proxy to approve (w) the issuance of the Purchased Stock pursuant to this Agreement, (x) the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock currently held by the U.S. Treasury, (y) the issuance of shares of Common Stock upon conversion of all or a portion of the amounts due and outstanding under the Existing Loan Agreement and (z) the issuance of shares of Common Stock upon conversion of the convertible promissory notes to be issued pursuant to the New Loan Agreement (together, the “Requisite Shareholder Approvals”) are the only votes of the holders of any class or series of capital stock of the Company necessary to approve the transactions contemplated by this Agreement and the other Transaction Agreements, or to approve the related transactions that are conditions to Purchaser’s obligation to purchase the Purchased Stock at the Closing, as set forth in Section 6.1(k) and Section 6.1(l).
     Section 3.21 Opinion of Financial Advisor. The Company has received the opinion of Stifel, Nicolaus & Co., Inc., dated as of the date of this Agreement, to the effect that, as of such date, the consideration to be paid to the Company in connection with the issuance and sale of the Purchased Stock is fair, from a financial point of view, to the holders of Common Stock.
     Section 3.22 Broker’s Fees. Except for fees payable to Badger Capital pursuant to the Badger Fee Agreement, neither the Company nor any Subsidiary thereof nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement. True, correct and complete copies of all agreements with Badger Capital pertaining to broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement have previously been made available to Purchaser.
     Section 3.23 Loan Matters. (a) (i) Section 3.23 of the Company Disclosure Schedule sets forth a list of all extensions of credit (including commitments to extend credit) (“Loans”) by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O (“Regulation O”) of the Federal Reserve Board (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries; (ii) there are no employee, officer, director or other affiliate Loans on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement or on which the borrower is paying a rate which was below market at the time the Loan was made; and (iii) all such Loans are and were made in compliance in all material respects with all applicable Law.
          (b) All reserves for loan losses shown on the financial statements of the Company included in the 2009 Form 10-K and in the Forms 10-Q for the periods ended June 30, 2009 and

September 30, 2009 have been calculated in accordance with prudent and customary banking practices and are adequate in all material respects to reflect all known and reasonably anticipated risk of losses inherent in the Loans of the Company and its Subsidiaries. To the knowledge of the Company, no fact exists which would be reasonably likely to require a future material increase in the provision for loan losses reflected in such financial statements in accordance with GAAP. The Bank does not have any Loan exceeding its legal lending limit or any Loan with an unpaid principal amount or unfunded commitment in excess of $500,000 which is, or in accordance with applicable regulatory requirements should be, classified as sub-standard, doubtful or a loss, except as set forth in Section 3.23(b) of the Company Disclosure Schedule.
          (c) None of the material agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any continuing obligation to repurchase such Loans or interests therein solely on account of a payment default by the obligor on any such Loan, other than (i) customary repurchase obligations pursuant to standard agreements with Fannie Mae or Freddie Mac and (ii) customary repurchase obligations on account of an early payment default.
     Section 3.24 Transactions with Affiliates. Except (i) for Loans by the Company or any of its Subsidiaries to any directors, executive officers and principal shareholders pursuant to Regulation O and set forth in Section 3.24 of the Company Disclosure Schedule, and (ii) for any arrangement, contract, agreement or transaction which involves aggregate per annum payments by the Company and its Subsidiaries of less than $120,000, there are no contracts or other agreements between the Company or any of its Subsidiaries, on the one hand, and any of its Affiliates (other than the Company or any of its Subsidiaries) or any officer, director or employee of any such Affiliate, on the other hand.
     Section 3.25 Controls and Procedures. The Company: (i) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to the Company, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities; and (ii) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s independent registered accounting firm and the audit committee of the Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
     Section 3.26 Valid Offering. Assuming the accuracy of the representations and warranties of Purchaser contained in Section 4.2, the offer, sale and issuance by the Company of the Purchased Stock to Purchaser will be exempt from the registration requirements of the Securities Act and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state or other local securities laws.
     Section 3.27 Takeover Statutes; No Rights Plan. The Board of Directors has taken or will take all necessary action to ensure that the transactions contemplated by this Agreement will be deemed approved by the Board of Directors for the purposes of Section 180.1143 of the Wisconsin Business Corporation Law. No other takeover, anti-takeover, “fair price,” “moratorium,” “control share acquisition” or other similar Law (including Section 180.1143 of the Wisconsin Business Corporation Law, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or bylaws is applicable to the transactions contemplated by the Transaction Agreements or the Voting

Agreement or the transactions contemplated thereby. The Company does not have any shareholder rights plan in effect.
     Section 3.28 Investment Company Act. None of the Company or any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
     Section 3.29 No Misstatement of Material Fact. No information, exhibit, report or document furnished by the Company to Purchaser in connection with the negotiation or execution of the Transaction Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading when taken as a whole, all as of the date when furnished to the Company.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Except as disclosed in the corresponding section of the disclosure schedule provided by Purchaser to the Company on the date hereof (the “Purchaser Disclosure Schedule”) (it being agreed that disclosure of any item in any section of Purchaser Disclosure Schedule shall be deemed disclosure with respect to any other section to which the relevance of such item is reasonably apparent on its face), Purchaser hereby represents and warrants to the Company as follows:
     Section 4.1 Organization; Authority; No Conflict. Purchaser is a limited liability company validly existing and in good standing under the Laws of the State of Delaware. Purchaser has all requisite power and authority to execute and deliver this Agreement and the Registration Rights Agreement, to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Registration Rights Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been (and the Registration Rights Agreement, when executed, will be) duly and validly executed and delivered by Purchaser and (assuming due authorization, execution and delivery by the Company) constitute (or, in the case of the Registration Rights Agreement, will constitute when executed and delivered) legal, valid and binding obligations of Purchaser, enforceable against it in accordance with their terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors’ rights and remedies generally. Neither the execution and delivery of this Agreement or the Registration Rights Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby or thereby, nor compliance by Purchaser with any of the terms or provisions hereof or thereof, will: (i) violate any provision of the limited liability company agreement or similar governing documents of Purchaser; or (ii) assuming that the consents and approvals referred to in Section 4.3 are duly obtained, (x) violate any Law or Order applicable to Purchaser or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Encumbrance upon any of the respective properties or assets of Purchaser under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease or other agreement, instrument or obligation to which Purchaser is a party, or by which it or any of its properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults or other events which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement or the Registration Rights Agreement or to perform its obligations hereunder or thereunder.
     Section 4.2 Investment Representations. Purchaser acknowledges (on its own behalf and on behalf of its members), that the Purchased Stock has not been registered under the Securities Act or under any state or local securities laws. Purchaser: (i) is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC; and (ii) acknowledges that the Purchased Stock acquired by it must be held indefinitely unless the distribution thereof is subsequently registered under the Securities Act or unless an exemption from the registration requirements of the Securities Act is available.
     Section 4.3 Consents. Except as set forth in Section 3.5 of the Company Disclosure Schedule and for (i) the filing of applications and notices, as applicable, with the OTS under HOLA and the Wisconsin Department of Financial Institutions and the approval of such applications and notices, (ii) any notices or filings under the HSR Act and the expiration or termination of any applicable waiting periods thereunder, (iii) filings required as a result of facts or circumstances solely attributable to the Company, its Subsidiaries, a direct or indirect change of control thereof or the operation of their businesses, and (iv) the consents and approvals of third parties which are not Governmental Entities, the failure of which to be obtained would not be reasonably expected to have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement or the Registration Rights Agreement or to perform its obligations hereunder or thereunder, no consents or approvals of, or filings or registrations by, Purchaser or Badger Capital with any Governmental Entity or with any other third party are necessary in connection with (A) the execution and delivery by Purchaser of this Agreement or the Registration Rights Agreement and (B) the consummation by Purchaser of the transactions contemplated hereby and thereby.
     Section 4.4 Litigation. There is no Action pending or, to Purchaser’s knowledge, threatened against Purchaser or Badger Capital which would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement and to consummate the transactions contemplated hereby and thereby.
     Section 4.5 No Brokers. As of the date of this Agreement, Purchaser has not employed any broker or finder, or incurred any liability for any brokerage or finders’ fees or any similar fees or commissions, in connection with the transactions contemplated by this Agreement and the other Transaction Agreements in the event that the Closing does not occur.
     Section 4.6 No Other Operations. Purchaser has not conducted any business and has no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement, the other Transaction Agreements and the Equity Commitments and the transactions contemplated hereby and thereby.
ARTICLE V
COVENANTS
     Section 5.1 Conduct of Business Prior to the Closing. Except as otherwise expressly contemplated or permitted by the terms of this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule, as required by applicable Law or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Closing Date (the “Pre-Closing Period”), the Company shall, and shall cause each of its Subsidiaries to, (a) conduct its business in the ordinary course consistent with past practice, (b) use reasonable best efforts to preserve intact its current business organizations and its rights and Permits issued by Governmental Entities, keep available the services of its current officers and key employees and preserve its relationships with customers, suppliers, Governmental Entities and others having business dealings with it to the end that its goodwill and ongoing businesses shall be unimpaired and (c) not take any action that would reasonably be expected to materially adversely affect or materially delay the receipt of any approvals of any Governmental Entity required to consummate the transactions contemplated hereby or by the other Transaction Agreements or materially adversely affect or materially delay the consummation of the transactions contemplated hereby or by the other Transaction Agreements.
     Section 5.2 Company Forbearances. Except as otherwise expressly contemplated or permitted by the terms of this Agreement, as set forth in Section 5.2 of the Company Disclosure Schedule or with the prior written consent of Purchaser, during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to:
          (a) (i) adjust, split, combine or reclassify any of its capital stock; (ii) set any record or payment dates for the payment of any dividends or distributions on its capital stock or make, declare or pay any dividend or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or any securities or obligations convertible into or exercisable or exchangeable for any shares of its capital stock or stock appreciation rights or grant any Person any right to acquire any shares of its capital stock, other than (A) regular quarterly or monthly cash dividends on the Company Preferred Stock as required by the terms thereof in effect as of the date hereof and with record and payment dates consistent with past practice; (B) dividends paid by any of the Subsidiaries of the Company so long as such dividends are only paid to the Company or any of its other wholly-owned Subsidiaries; and (C) dividends by the Company at a rate not in excess of $0.01 per share per quarter; or (iii) issue or commit to issue any additional shares of capital stock (except upon the exercise of Company Stock Options and restricted stock unit grants outstanding as of the date hereof and disclosed in Section 3.2(a) of the Company Disclosure Schedule, pursuant to the Pre-Emptive Rights Offering (as defined below), upon conversion of all or a portion of the indebtedness under the Existing Loan Agreement into shares of Common Stock or upon conversion of the Series B Preferred Stock in accordance with its terms), Voting Debt or any securities convertible into or exercisable or exchangeable for, or any rights, warrants or options to acquire, any additional shares of capital stock or Voting Debt;
          (b) enter into any new line of business or change its lending, investment, risk and asset-liability management and other material banking or operating policies in any material respect, except as required by Law or by policies imposed by a Governmental Entity;
          (c) other than (i) in the ordinary course of business consistent with past practice, or (ii) as expressly required by the terms of any contracts or agreements in force at the date of this Agreement and set forth in Section 5.2(c) of the Company Disclosure Schedule or (iii) for the sales of the branches of the Bank listed in Section 5.2(c) of the Company Disclosure Schedule, sell, lease, transfer, mortgage, encumber or otherwise dispose of any of its assets or properties to any Person (other than to a wholly-owned Subsidiary of the Company and other than disposals of obsolete equipment), provided that any sales of Loans and/or other real estate owned permitted on the basis that they are effected in the ordinary course of business consistent with past practice shall only be permitted if (x) in the case of sales of Loans, such sales are made on a non-recourse basis and at a sale price no less than 100% of the principal amount of such Loans (plus accrued but unpaid interest thereon) and (y) in the case of sales of other real estate owned, such sales are made on a non-recourse basis and at a sale price no less than 100% of the net book value of such other real estate owned;
          (d) make any acquisition of or investment in any other Person, by purchase or other acquisition of stock or other equity interests (other than in a fiduciary capacity in the ordinary course of business consistent with past practice), by merger, consolidation, asset purchase or other business combination, or by formation of any joint venture, partnership or other business organization or by contributions to capital; or make any purchases or other acquisitions of any debt securities, property or assets in or from any Person other than a wholly-owned Subsidiary of the Company, except for: (i) foreclosures and other similar acquisitions in connection with debts previously contracted in the ordinary course of business consistent with past practice; (ii) purchases of U.S. government and U.S. government agency securities which are investment grade rated and have a final maturity of five years or less; and (iii) transactions that, together with all other such transactions, are not material to the Company, in each case, in the ordinary course of business consistent with past practice;
          (e) other than as set forth in Section 5.2(e) of the Company Disclosure Schedule, enter into, renew, extend or terminate any lease, license, contract or other agreement or arrangement, other than Loans made in accordance with paragraph (i) below or the incurrence of indebtedness for borrowed money in accordance with paragraph (j) below, that calls for aggregate annual payments of $100,000 or more, or make any material change in or waive any material provision of any of such leases, licenses, contracts or other agreements or arrangements, other than renewals of such leases, licenses, contracts or other agreements or arrangements for a term of one year or less without material changes to the terms thereof; provided that the Company may engage an investment banking firm to provide a fairness opinion to its Board of Directors relating to the Pre-Emptive Rights Offering, the issuance and sale of the Purchased Stock and the other transactions contemplated by this Agreement for an amount not to exceed $350,000.
          (f) (i) hire any new employee who is deemed to be an “executive officer” of the Company or the Bank (as determined under Regulation O), or promote a current employee to an executive officer position if such employee is not currently an executive officer of the Company or the Bank; (ii) increase the compensation or benefits of any Company Employee (except for increases in salary or wages of Company Employees in the ordinary course of business consistent with past practice, provided that no such increase shall result in an annual adjustment of more than 3% of the aggregate base salary and wages payable by the Company and its Subsidiaries during 2009); (iii) except as required by Law, grant any severance or termination pay to any Company Employee except pursuant to the terms of any Plan in effect on the date of this Agreement and which was made available to Purchaser prior to the date of this Agreement and disclosed in Section 3.19(a) of the Company Disclosure Schedule; (iv) loan or advance any money or other property to any Company Employee other than in the ordinary course of business consistent with past practice; (v) establish, adopt, enter into, amend or terminate, or grant (other than in the ordinary course of business consistent with past practice) any waiver or consent under any Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement; or (vi) grant any equity or equity-based awards (including Company Stock Options and restricted stock units);
          (g) make or authorize any capital expenditures in excess of (A) $250,000 per project or related series of projects or (B) $500,000 in the aggregate;
          (h) except (i) as required by Law, (ii) for the sales of the branches of the Bank listed in Section 5.2(c) of the Company Disclosure Schedule and (iii) the conversion of the Bank’s Hudson loan production office to a full-service branch, make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production or servicing facility;
          (i) except for Loans or commitments for Loans that have previously been approved by the Company prior to the date of this Agreement: (i) make or acquire any Loan or issue a commitment (or renew or extend an existing commitment) for any Loan other than Loans and commitments made or Loans acquired in each case in the ordinary course of business consistent with past practice which have a principal balance not in excess of $500,000 without submitting to Purchaser, to be received by Purchaser at least three Business Days prior to taking such action, a copy of the applicable Loan write up packet containing the same information submitted to the Company’s Board of Directors or the applicable authorizing or reviewing body for such Loans in connection with obtaining approval for such action and obtaining Purchaser’s written consent to make or acquire such Loan; (ii) renew any Loan that has an internal loan classification rating of seven or better for a period longer than 364 days, provided that such renewal does not increase the principal balance of such Loan; (iii) renew any Loan that has an internal loan classification rating worse than seven for a period longer than 180 days, provided that such renewal does not increase the principal balance of such Loan; (iv) take any action that would result in any discretionary releases of collateral or guarantees; provided, however, that the Company may accept a deed lieu of foreclosure in with respect to a Loan that has a principal balance not in excess of $500,000; or (v) restructure any Loan or commitment for any Loan with a principal balance in excess of the respective amounts set forth in clause (i) above; notwithstanding the foregoing clause (i) above, if the Company sends a copy of the applicable Loan write up packet to Purchaser at least three Business Days prior to making or acquiring any Loan or issuing a commitment and Purchaser does not respond to the Company prior to the time that the Company intends to take such action, then Purchaser shall be deemed to consent to the Company’s of such action;
          (j) (i) incur any indebtedness for borrowed money, other than deposit liabilities entered into in the ordinary course of business consistent with past practice; (ii) guarantee, endorse or assume responsibility for the obligations of any Person other than any wholly-owned Subsidiary of the Company (other than the endorsement of checks and other negotiable instruments in the normal process of collection); or (iii) redeem, repurchase, prepay, defease, or cancel, or modify in any material respect the terms of, indebtedness for borrowed money, other than (x) deposit liabilities in the ordinary course of business consistent with past practice, (y) in accordance with the terms of the applicable instrument as in effect on the date hereof or (z) indebtedness outstanding under the Existing Loan Agreement in accordance with Section 5.19;
          (k) other than as set forth in Section 5.2(k) of the Company Disclosure Schedule, settle any Action involving monetary damages or other payments in excess of $100,000, agree or consent to the issuance of any Order restricting or otherwise affecting its business or operations, or release or dismiss any material claim against any other Person;
          (l) amend its articles of incorporation, bylaws or similar governing documents, or enter into a plan of consolidation, merger, share exchange, reorganization or complete or partial liquidation with any Person (other than consolidations, mergers or reorganizations solely among wholly-owned Subsidiaries of the Company), or a letter of intent or agreement in principle with respect thereto;
          (m) except as required by Law, materially change its investment securities portfolio policy, or the manner in which the portfolio is classified or reported;
          (n) except as required by Law, make any material changes in its policies and practices with respect to: (i) underwriting, pricing, originating, acquiring, selling, servicing, or buying or selling rights to service Loans; or (ii) its hedging practices and policies;
          (o) make any changes in its accounting methods or method of Tax accounting, practices or policies, except as may be required under Law or GAAP, in each case following consultation with the Company’s independent public accountants;
          (p) enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than in the ordinary course of business consistent with past practice;

          (q) other than as set forth in Section 5.2(q) of the Company Disclosure Schedule, introduce any material new products or services, any material marketing campaigns or any material new sales compensation or incentive programs or arrangements;
          (r) except as required by Law, make or change any Tax election, file any amended Tax Returns, settle or compromise any material Tax liability of the Company or any of its Subsidiaries, agree to an extension or waiver of the statute of limitations with respect to the assessment or determination of Taxes of the Company or any of its Subsidiaries, enter into any closing agreement with respect to any Tax or surrender any right to claim a Tax refund; or
          (s) agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.
     Section 5.3 Access. (a) During the Pre-Closing Period, the Company shall, and shall cause its Subsidiaries, and its and its Subsidiaries’ officers, directors, employees, accountants and other agents and representatives (collectively, the “Company Representatives”) to: (i) afford the directors, officers, employees, partners, members, advisors, agents, and representatives of Purchaser (collectively, the “Purchaser Representatives”), reasonable access during normal business hours to its properties, offices, branches and other facilities, to the Company Representatives and to all books and records of the Company and its Subsidiaries; (ii) furnish Purchaser with a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of any federal, state or local securities, banking, mortgage lending, real estate or consumer finance or protection Law (other than reports or documents which the Company is not permitted to disclose under applicable Law) and all financial, operating and other data and information as Purchaser may from time to time reasonably request; and (iii) afford Purchaser the opportunity to discuss the Company’s affairs, finances and accounts with the Company’s officers on a regular basis.
          (b) No investigation by either of the parties or their respective Representatives shall constitute a waiver of or otherwise affect the representations, warranties, covenants or agreements of the other party set forth herein.
     Section 5.4 Proxy Statement.
          (a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and shall cause to be filed with the SEC a proxy statement (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s shareholders to be held to consider, among other things, (i) the approval of the Charter Amendment and (ii) the approval of this Agreement, the issuance of the Purchased Stock, the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock currently held by the U.S. Treasury, the issuance of shares of Common Stock upon conversion of all or a portion of the amounts due and outstanding under the Existing Loan Agreement and the issuance of shares of Common Stock upon conversion of the convertible promissory notes issued pursuant to the New Loan Agreement (the “Company Shareholders Meeting”). The Company shall include in the Proxy Statement the recommendation of the Board of Directors of the Company in favor of approval of the foregoing matters (the “Company Recommendation”), except that the Company shall not be obligated to so include the Company Recommendation if the Company has effected a Change in Recommendation in accordance with Section 5.6. None of the information with respect to the Company or its subsidiaries to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations promulgated thereunder.
          (b) None of the information with respect to Purchaser or its Affiliates to be included in the Proxy Statement will, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (c) The Company and Purchaser shall cooperate and consult with each other in the preparation of the Proxy Statement. The Company shall cooperate and provide Purchaser with a reasonable opportunity to review and comment on the draft of the Proxy Statement (including each amendment or supplement thereto) prior to filing with the SEC. Without limiting the generality of the foregoing, Purchaser will furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. Each of the Company and Purchaser shall promptly: (i) notify the other of the receipt of any comments from the SEC with respect to the Proxy Statement and of any request by the SEC for amendments of, or supplements to, the Proxy Statement; and (ii) provide the other with copies of all filings made with the SEC and correspondence between it and the SEC with respect to the Proxy Statement. Each of the Company and Purchaser shall use its reasonable best efforts to respond to and resolve all comments from the SEC with respect to the Proxy Statement as promptly as practicable.
          (d) The Company shall mail, as promptly as practicable after filing, the definitive Proxy Statement to the holders of Common Stock as of the record date established for the Company Shareholders Meeting. If, at any time prior to the Closing, any event or circumstance relating to the Company or Purchaser, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Purchaser, respectively, which, pursuant to the Exchange Act and the rules and regulations promulgated thereunder should be set forth in an amendment or a supplement to the Proxy Statement, such party shall promptly inform the other. Each of Purchaser and the Company agrees to correct any information provided by it for use in the Proxy Statement which shall have become false or misleading in any material respect.
     Section 5.5 Company Shareholders Meeting. The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold the Company Shareholders Meeting. At such Company Shareholders Meeting, the Company shall make the Company Recommendation to its shareholders, and the Company shall use all reasonable best efforts to solicit from its shareholders proxies in favor of the approval of the proposals described in the Proxy Statement; provided, however, that the Company shall not be obligated to recommend to its shareholders the approval of the proposals set forth in the Proxy Statement or solicit proxies in favor of such approval to the extent that the Board of Directors of the Company has duly made a Change in Recommendation in accordance with Section 5.6.
     Section 5.6 No Solicitation of Competing Proposal.
          (a) From and after the date of this Agreement until the earlier of the Closing and the date, if any, on which this Agreement is terminated pursuant to Section 7.1, the Company agrees that neither it nor any of its Subsidiaries shall, and that it shall direct and use its reasonable best efforts to cause the Company Representatives not to, directly or indirectly, solicit, initiate or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Purchaser or an Affiliate thereof) relating to any Acquisition Transaction or a potential Acquisition Transaction involving the

Company or any Company Subsidiary. Notwithstanding the foregoing, the Company may provide information at the request of, or enter into negotiations with, a third party with respect to an Acquisition Transaction that was not directly or indirectly, after the date hereof, made, encouraged, facilitated, solicited, initiated or assisted by the Company, any Company Subsidiary or any of their respective directors, officers, employees, professional or financial advisors, representatives, agents or Affiliates (an “Unsolicited Company Proposal”), but only to the extent that the Board of Directors of the Company determines, in good faith, that the exercise of its fiduciary duties to the Company’s shareholders under applicable law, as advised by its counsel, requires it to take such action, and provided that the Company may not, in any event, provide to such third party any information which it has not provided to Purchaser. The Company shall promptly notify Purchaser orally, confirmed in writing, in the event it receives any such inquiry or proposal and shall provide reasonable detail of all relevant facts relating to such inquiries. Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by any Subsidiary of the Company or any Company Representative shall be deemed to be a breach of this Section 5.6 by the Company.
          (b) Except as provided in Section 5.6 of the Company Disclosure Schedule, the Company shall, and shall cause each of its Subsidiaries to, and shall direct and use its reasonable best efforts to cause each of the Company Representatives to, immediately cease any existing solicitations, discussions or negotiations with any Person with respect to a potential Acquisition Transaction.
          (c) Notwithstanding the limitations set forth in Section 5.6(a) and (b), if after the date of this Agreement the Company receives an Unsolicited Company Proposal which did not result from or arise in connection with a breach of Section 5.6(a) or (b) and which: (i) constitutes a Superior Proposal (as defined below); or (ii) which the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal and financial advisors, could reasonably be expected to result, after the taking of any of the actions referred to in either of clause (x) or (y) below, in a Superior Proposal, the Company may take the following actions: (x) furnish nonpublic information with respect to the Company and its Subsidiaries to the third party making such Unsolicited Company Proposal, if, and only if, prior to so furnishing such information, the Company and such third party enter into a confidentiality agreement and (y) engage in discussions or negotiations with the third party with respect to the Unsolicited Company Proposal; provided, however, that as promptly as reasonably practicable following the Company taking such actions as described in clauses (x) or (y) above, the Company shall provide written notice to Purchaser of such Superior Proposal or the determination of the Board of Directors of the Company as provided for in clause (ii) above, as applicable.
          (d) Neither the Board of Directors of the Company nor any committee thereof shall withdraw, qualify or modify the Company Recommendation in a manner adverse to Purchaser, or publicly propose to do so, or take any other action or make any other public statement in connection with the Company Shareholders Meeting or otherwise which is inconsistent with the Company Recommendation (any of the foregoing, a “Change in Recommendation”) or approve or recommend or publicly propose to approve or recommend, any other Acquisition Transaction. Notwithstanding the foregoing and the limitations set forth in Section 5.6(a) and (b), if, prior to receipt of the Requisite Shareholder Approvals, the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal and financial advisors, that failure to so withdraw, qualify or modify the Company Recommendation would be reasonably likely to constitute a breach by the Board of Directors of the Company of its fiduciary duties under applicable Law, the Board of Directors of the Company may effect a Change in Recommendation; provided, however, that if such Change in Recommendation is the result of a Superior Proposal, the Company shall have first: (i) provided five Business Days’ prior written notice (such notice, a “Notice of Superior Proposal”) to Purchaser that it is prepared to effect a Change in Recommendation in response to a Superior Proposal and specifying the reasons therefor, including the terms and conditions of the Superior Proposal that is the basis of the proposed Change in Recommendation, and the identity of the Person making the proposal; (ii) provided to Purchaser all non-public information delivered or made available to the Person making any Superior Proposal in connection with such Superior Proposal that was not previously delivered or made available to Purchaser; (iii) provided to Purchaser copies of documents relating the Superior Proposal provided to the Company by the Person making the proposal, including the letter or other document containing such person’s proposal and the terms and conditions thererof; and (iv) during such five Business Day period, if requested by Purchaser, engaged in, and caused its financial and legal advisors to engage in, good faith negotiations with Purchaser to amend this Agreement.
          (e) Notwithstanding the limitations set forth in Section 5.6(a) and (b), if the Board of Directors of the Company has effected a Change in Recommendation in compliance with the requirements of Section 5.6(d), then the Board of Directors of the Company may, prior to the date on which the condition set forth in Section 6.1(j) is satisfied and concurrently with such Change in Recommendation, cause the Company to enter into a binding written agreement with respect to such Superior Proposal and terminate this Agreement in accordance with Section 7.1(g); provided, however, that the Company shall not terminate this Agreement pursuant to this Section 5.6(e), and any purported termination pursuant to this Section 5.6(e) shall be void and of no force or effect, unless prior to or concurrently with such termination the Company pays the Termination Fee payable pursuant to Section 7.2(c).
          (f) As used in this Agreement, “Acquisition Transaction” shall mean: (i) a merger, reorganization, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, or similar transaction involving the Company or any of its Significant Subsidiaries; (ii) the issuance by the Company or any of its Significant Subsidiaries of securities representing 20% or more of its outstanding voting securities (including upon the conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for such voting securities); or (iii) the acquisition in any manner, directly or indirectly, of (x) 20% or more of the outstanding voting securities of the Company or any of its Significant Subsidiaries (including through the acquisition of securities convertible into or exercisable or exchangeable for such voting securities), (y) 20% or more of the consolidated total assets of the Company and its Subsidiaries, taken as a whole or (z) one or more businesses or divisions that constitute 20% or more of the revenues or net income of the Company and its Subsidiaries, taken as a whole.
          (g) As used in this agreement, “Superior Proposal” shall mean a bona fide written Unsolicited Company Proposal (not solicited or initiated in violation of Section 5.6(a) or (b)) that relates to a potential Acquisition Transaction that is determined in good faith by the Board of Directors of the Company, after consultation with the Company’s legal and financial advisors, is on terms that are more favorable to the shareholders of the Company than the transactions contemplated by this Agreement and has a reasonable prospect of being consummated in accordance with its terms
     Section 5.7 Efforts. (a) Subject to the terms and conditions of this Agreement, each of the Company and Purchaser shall, and the Company shall cause its Subsidiaries to, use their reasonable best efforts: (i) to take, or cause to be taken, all actions necessary, proper or advisable to consummate the transactions contemplated by this Agreement and the other Transaction Agreements; and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, confirmation, determination, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by the Company, any of its Subsidiaries or Purchaser, Badger Capital or any of the investors listed in Section 6.1(d)(ii) of Purchaser Disclosure Schedule in connection with the transactions contemplated by this Agreement and the other Transaction Agreements; provided, however, that Purchaser shall not be required to take any action pursuant to the foregoing sentence if the taking of such action or the obtaining of such consents, authorizations, orders, approvals or exemptions is reasonably likely to result in a condition or restriction having an effect of the type referred to in the last sentence of Section 6.1(d)(i).
          (b) Subject to the terms and conditions of this Agreement (including the proviso in Section 5.7(a)), each of the Company and Purchaser agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, as soon as practicable after the date of this Agreement, the transactions contemplated hereby and by the other Transaction Agreements.
     Section 5.8 Notification of Certain Matters. (a) During the Pre-Closing Period, the Company shall give prompt notice to Purchaser of the occurrence or non-occurrence of any event known to the Company the occurrence or non-occurrence of which would reasonably be expected to cause the condition in Section 6.1(a) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8(a) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to Purchaser.
          (b) During the Pre-Closing Period, Purchaser shall give prompt notice to the Company of the occurrence or non-occurrence of any event known to Purchaser the occurrence or non-occurrence of which would reasonably be expected to cause the condition in Section 6.2(a) not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.8(b) shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the Company.
     Section 5.9 Regulatory and Other Authorizations; Notices and Consents. (a) Subject to the other provisions of this Agreement (including the proviso in Section 5.7(a)), the parties hereto shall cooperate with each other and use reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement and by the other Transaction Agreements and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties and Governmental Entities.
          (b) Each of the parties hereto shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and shareholders or other equity holders (to the extent applicable) and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made by or on behalf of the Company, any of its Subsidiaries or Purchaser to any Governmental Entity in connection with the transactions contemplated by this Agreement.
          (c) The parties hereto shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed or conditioned.
     Section 5.10 Appointment of Directors. Prior to the Closing and effective as of the Closing, the Company shall: (i) take all necessary action to cause the Board of Directors of each of the Company and the Bank to be comprised of seven directors (or, in the case of the Board of Directors of the Bank, such other number specified by Purchaser) specified by Purchaser (subject to applicable stock exchange requirements) and two of the current directors of the Company and the Bank that are selected by

Purchaser in its sole discretion; (ii) take any necessary action to arrange for the resignation of those current directors of the Company and the Bank that are not selected by Purchaser to serve on the Boards of Directors following the Closing; and (iii) take any necessary action to amend its bylaws to authorize the foregoing change in the size and composition of the Boards of Directors.
     Section 5.11 Termination of Company Stock Options; Employee Benefits. (a) Prior to the Closing and effective as of the Closing, the Company shall take all necessary action to ensure that all Company Stock Options shall terminate, without any liability to Purchaser, the Company or any of its Subsidiaries on or after the Closing.
          (b) From and after the Closing, Purchaser will cause the Company and its Subsidiaries to honor, in accordance with their terms, all existing employment, severance, retention and bonus agreements between the Company or any of its Subsidiaries and any officer, director or employee of the Company or any of its Subsidiaries that are employment agreements or agreements entered into pursuant to the Plans described in Section 3.19(a) of the Company Disclosure Schedule.
     Section 5.12 Voting Agreement. Concurrently with the execution and delivery of this Agreement, the Company shall deliver to Purchaser the Voting Agreement, signed by all directors of the Company and the Bank who are holders of Common Stock. The Company agrees that as promptly as practicable after the date hereof it shall give stop transfer instructions to the transfer agent for the Common Stock with respect to shares of Common Stock held by the shareholders party to the Voting Agreement.
     Section 5.13 Financing. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause the Company Representatives to, provide all cooperation reasonably requested by Purchaser in connection with obtaining equity commitments from Persons that will either be investing in Purchaser or will be acquiring Purchased Stock from the Company pursuant to this Agreement (the “Equity Commitments”), including (i) participation in a reasonable number of meetings, presentations and due diligence sessions, (ii) assisting with the preparation of materials for offering documents, private placement memoranda and similar documents required in connection with obtaining the Additional Equity Commitments (collectively, “Offering Materials”) and (iii) providing any interim financial information provided to management of the Company and its Subsidiaries in the ordinary course of business. Purchaser and Badger Capital shall use their reasonable best efforts to cause the Persons who are or become party to Equity Commitments to comply with the terms thereof in order to consummate the purchase of the Purchased Stock prior to the date specified in Section 7.1(c) (including by taking reasonable enforcement action to cause such Persons providing such Equity Commitments to fund the amounts contemplated thereby in accordance with the terms thereof). Notwithstanding anything to the contrary in the foregoing, the Company acknowledges and understands that the Equity Commitments will be made subject to the satisfaction of all conditions precedent to Purchaser’s obligations under this Agreement set forth in Section 6.1 and that Purchaser shall in no event be obligated to enforce the Equity Commitments if such conditions precedent are not completely satisfied.
     Section 5.14 Takeover Statutes. The parties shall use their respective reasonable best efforts: (i) to take all action necessary so that no Takeover Statute is or becomes applicable to the issuance and sale of the Purchased Stock to Purchaser or any of the other transactions contemplated by this Agreement, the other Transaction Agreements or the Voting Agreement; and (ii) if any such Takeover Statute is or becomes applicable to any of the foregoing, to take all action necessary so that the issuance and sale of the Purchased Stock to Purchaser or any of the other transactions contemplated by this Agreement, the other Transaction Agreements and the Voting Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement, the other Transaction Agreements and the Voting Agreement and otherwise to minimize the effect of such Takeover Statute on the issuance and sale of the Purchased Stock to Purchaser and the other transactions contemplated by this Agreement, the other Transaction Agreements and the Voting Agreement.
     Section 5.15 Stock Exchange Listing. The Company shall use its reasonable best efforts to cause the Purchased Stock and the shares of Common Stock to be acquired upon conversion of the convertible promissory notes to be issued pursuant to the New Loan Agreement to be approved for listing on Nasdaq, subject to official notice of issuance, prior to the Closing.
     Section 5.16 Public Announcements. Purchaser and the Company shall consult with each other before issuing any press release or making any other public statement with respect to the transactions contemplated by this Agreement and the other Transaction Agreements, and shall not issue any such press release or make any such other public statement without the other party’s prior consent, provided that the Company may, without the consent of Purchaser (but after prior consultation, to the extent practicable in the circumstances) make such public disclosures as may be required upon the advice of outside counsel by applicable Law or the rules and regulations of Nasdaq. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof. In addition, the Company and its Subsidiaries shall in accordance with Law (a) consult with Purchaser regarding communications with customers, shareholders and employees related to the transactions contemplated hereby, (b) provide Purchaser with shareholder lists of the Company and (c) allow and facilitate contact by Purchaser with shareholders of the Company.
     Section 5.17 Pre-Emptive Rights Offering. Prior to the Closing, the Company shall be permitted to conduct a pre-emptive rights offering (the “Pre-Emptive Rights Offering”) to its shareholders existing as of the date of this Agreement of no more than 166,666,667 shares of Common Stock at a price per share equal to no less than $0.60 per share. The Pre-Emptive Rights Offering, if any, shall be consummated prior to or simultaneous with the Closing of the sale and purchase of the Purchased Stock under this Agreement.
     Section 5.18 Agreement Regarding Series B Preferred Stock. The Company shall use its best efforts to negotiate and enter into a definitive agreement with the U.S. Treasury providing for the exchange or the redemption, on terms and conditions that are completely satisfactory to Purchaser, in its sole discretion, of all 110,000 shares of Series B Preferred Stock and the warrant issued to the U.S. Treasury. The Company shall consult with Purchaser prior to commencing negotiations with the U.S. Treasury regarding the exchange or redemption of the Series B Preferred Stock. In addition, the Company shall keep Purchaser apprised of the status of discussions with the U.S. Treasury and consult with and regularly seek the input of Purchaser regarding the terms of any definitive agreement with the U.S. Treasury, and the Company shall not enter into a definitive agreement unless it first obtains a written confirmation from Purchaser that the terms and conditions thereof are acceptable to Purchaser.
     Section 5.19 Agreement Regarding Indebtedness Under Existing Loan Agreement. The Company shall use its best efforts to negotiate and enter into a definitive agreement with U.S. Bank National Association providing for the retirement by the Company of all of its currently outstanding indebtedness under the Existing Loan Agreement at a settlement amount and on other terms and conditions that are completely satisfactory to Purchaser, in its sole discretion. The Company shall consult with Purchaser prior to commencing negotiations with U.S. Bank National Association regarding the retirement by the Company of its outstanding indebtedness under the Existing Loan Agreement. The Company shall keep Purchaser apprised of the status of discussions with U.S. Bank National Association and regularly consult with and seek the input regarding the terms of any definitive agreement with U.S. Bank National Association, and the Company shall not enter into a definitive agreement unless it first obtains a written confirmation from Purchaser that the terms and conditions thereof, including, without limitation, the amount of the indebtedness that is to be forgiven and the amount that is to be converted into shares of Common Stock, are acceptable to Purchaser.
     Section 5.20 Payment to Cover Purchaser’s Expenses. As an inducement to Purchaser to enter into this Agreement, within 10 days of the date of this Agreement, the Company shall make a payment of $325,000 to Purchaser to be used by Purchaser to reimburse Purchaser for costs and expenses incurred in connection with the negotiation and preparation of this Agreement and the other Transaction Documents and to cover additional costs and expenses to be incurred by Purchaser in connection with the continuing due diligence investigation of the Company and the Bank. The funds paid to Purchaser pursuant to this Section 5.20 shall be deemed earned by Purchaser upon payment and shall in no event be required to be returned to the Company.
     Section 5.21 Agreement Regarding Purchaser’s Assumption of Certain Liabilities of the Company. Prior to the Closing, Purchaser and the Company shall negotiate an assumption agreement, which shall only become effective upon the Closing, pursuant to which Purchaser will agree to assume the Company’s obligation to make severance payments under the employment agreements listed on Section 5.21 of the Company Disclosure Schedule if the Company is prohibited from making such payments by applicable banking rules and regulations at the time it becomes obligated to make such payments; provided, that such assumption agreement shall provide that Purchaser shall not be obligated to make such severance payments if prohibited from doing so by applicable banking rules and regulations. For the avoidance of doubt, the assumption agreement shall not become effective unless and until the Closing occurs, and in no event will Purchaser or any of its Affiliates have any obligation of any kind under the assumption agreement if the Closing does not occur.
ARTICLE VI
CONDITIONS TO CLOSING
     Section 6.1 Conditions to the Obligations of Purchaser. Purchaser’s obligation to purchase the Purchased Stock at the Closing is subject to the satisfaction (or waiver by Purchaser), on or prior to the Closing Date, of the following conditions:
          (a) Representations and Warranties; Performance of Obligations. (i) Except as set forth in clause (ii) below, the representations and warranties of the Company contained in this Agreement (without giving effect to any materiality or Material Adverse Effect qualifications set forth therein) shall be true and correct as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) except where any failures of any such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect; and (ii) the representations and warranties set forth in (x) Section 3.2 and Section 3.4(a) shall be true and correct in all but de minimis respects and (y) Section 3.8(i) shall be true and correct in all respects. For the avoidance of doubt, if the representation and warranty set forth in Section 3.8 (No Material Adverse Changes) is not true and correct in all respects as of the Closing Date as though made on and as of such date and time, this condition shall be deemed not satisfied. The Company also shall have performed in all material respects all of its agreements, obligations, covenants and conditions herein required to be performed or observed by it on or prior to the Closing Date.
          (b) Legal Investment. On the Closing Date, there shall not be in effect any Law or Order directing that the purchase and sale of the Purchased Stock or any of the other transactions contemplated by the Transaction Agreements not be consummated or which has the effect of rendering it unlawful to consummate such transactions.

          (c) Proceedings and Litigation. No Action by any Governmental Entity shall be pending against any party hereto seeking to restrain or prohibit the purchase and sale of the Purchased Stock or the consummation of any of the other transactions contemplated by the Transaction Agreements.
          (d) Regulatory Matters. (i) All approvals, consents, permits and waivers of the Governmental Entities specified in Section 6.1(d)(i) of the Company Disclosure Schedule (collectively, the “Requisite Regulatory Approvals”), shall have been obtained and shall be in full force and effect, and all waiting periods required by Law in connection therewith (including under the HSR Act) shall have expired or been terminated. No such approval, consent, permit or waiver shall contain or impose any condition or restriction that Purchaser determines, in its reasonable good faith judgment, is materially and unreasonably burdensome or would reduce the benefits of its investment in the Company to such a degree that Purchaser would not have entered into this Agreement had such condition or restriction been known to it at the date hereof.
               (ii) Each of the investors in Purchaser shall have received written confirmation, satisfactory to it in its reasonable good faith judgment, from the OTS to the effect that neither it, nor any of its Affiliates shall be deemed to “control” Badger Capital, Purchaser or any of its Subsidiaries after the Closing (including the Company or the Bank) for purposes of HOLA by reason of the purchase of the Purchased Stock by Purchaser and the consummation of the other transactions contemplated by the Transaction Agreements or Purchaser Organizational Documents. For purposes of this Agreement, “Purchaser Organizational Documents” means the limited liability company agreement of Purchaser and the operating agreement of Badger Capital.
               (iii) The Company shall have received written confirmation from the OTS to the effect that, upon the Closing, the Specified Regulatory Agreement shall be terminated and shall be replaced, if at all, only with an order, directive, commitment letter or similar undertaking that is considered to be an informal enforcement action by the OTS or other applicable regulatory body.
          (e) Board of Directors. The Company shall have taken all actions required by Section 5.10 hereof.
          (f) Requisite Shareholder Approvals. The Requisite Shareholder Approvals shall have been obtained in accordance with the laws of State of Wisconsin and the rules and regulations of Nasdaq.
          (g) Certificates. The Company shall have delivered to Purchaser a certificate, executed on behalf of the Company by the Chief Executive Officer of the Company and the Chief Financial Officer of the Company, dated the Closing Date, to the effect that the conditions specified in paragraph (a) have been satisfied.
          (h) Listing Qualification of Common Stock. The Purchased Stock and the shares of Common Stock to be issued upon conversion of the convertible promissory notes to be issued pursuant to the New Loan Agreement shall have been approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.
          (i) Other Agreements. The Registration Rights Agreement and the Voting Agreement shall have been duly authorized, executed and delivered by the Company.
          (j) Equity Commitments. Purchaser shall have received Equity Commitments in an amount sufficient to consummate the transaction contemplated by this Agreement and the New Loan Agreement.

          (k) Conversion of Series B Preferred Stock. (i) The Company shall have entered into the definitive agreement referred to in Section 5.18 with the U.S. Treasury providing for the exchange or the redemption of all 110,000 shares of Series B Preferred Stock and the warrant issued to the U.S. Treasury; and (ii) such exchange or redemption shall have been consummated in accordance with the terms of such agreement.
          (l) Retirement Indebtedness Under Existing Loan Agreement. (i) The Company shall have entered into a definitive agreement referred to in Section 5.19 with U.S. Bank National Association providing for the retirement by the Company of all of its currently outstanding indebtedness under the Existing Loan Agreement; and (ii) such retirement shall have been consummated in accordance with the terms of such agreement.
          (m) Resignation of Company and Bank Directors. The Company or the Bank, as applicable, shall have received written resignations from those current directors who are not selected by Purchaser pursuant to Section 5.10 to continue serving on the Board of Directors of the Company or the Bank, respectively, after the Closing.
          (n) Minimum Equity of the Company; Other Required Financial Measures. As of the last day of the month preceding the month in which the Closing occurs, the Company shall: (i) have Tangible Shareholders’ Equity of no less than $20 million; (ii) have Non-Performing Assets of no more than $550 million and assets classified as substandard or worse of no more than $950 million; and (iii) an allowance for loan and lease losses of no less than $150 million. “Tangible Shareholders’ Equity ” shall be an amount equal to total shareholders’ equity less total intangible assets, and shall not include any increase in total shareholders’ equity resulting from any of the transactions contemplated by this Agreement, including, without limitation, the issuance and sale of the Purchased Stock, the issuance of shares of Common Stock upon conversion of the Series B Preferred Stock, upon conversion of all or a portion of the amounts due and outstanding under the Existing Loan Agreement or upon conversion of the convertible promissory notes to be issued pursuant to the New Loan Agreement. “Non-Performing Assets” shall include loans classified as non-accrual, loans classified as troubled debt restructured—non-accrual, as defined by GAAP, and other real estate owned.
     Section 6.2 Conditions to Obligations of the Company. The Company’s obligation to issue and sell the Purchased Stock at the Closing is subject to the satisfaction (or waiver by the Company), on or prior to the Closing Date, of the following conditions:
          (a) Representations and Warranties; Performance of Obligations. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct in all material respects as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date) except where any failures to be so true and correct would not prevent consummation of the transactions contemplated by this Agreement. Purchaser shall have performed in all material respects all of its agreements, obligations, covenants and conditions herein required to be performed or observed by it on or prior to the Closing Date.
          (b) Legal Investment. On the Closing Date, there shall not be in effect any Law or Order directing that the purchase and sale of the Purchased Stock or any of the other transactions contemplated by this Agreement or the other Transaction Agreements not be consummated or which has the effect of rendering it unlawful to consummate such transactions.

          (c) Regulatory Matters. The Requisite Regulatory Approvals shall have been obtained and shall be in full force and effect, and all waiting periods required by Law in connection therewith (including under the HSR Act) shall have expired or been terminated.
          (d) Requisite Shareholder Approvals. The Requisite Shareholder Approvals shall have been obtained in accordance with the laws of the State of Wisconsin and the rules and regulations of Nasdaq.
          (e) Certificate. Purchaser shall have delivered to the Company a certificate, executed on behalf of Purchaser by an authorized signatory thereof, dated the Closing Date, to the effect that the conditions specified in paragraph (a) have been satisfied.
          (f) Assumption Agreement. Purchaser shall have delivered to the Company an executed version of the assumption agreement referred to in Section 5.21.
ARTICLE VII
TERMINATION AND AMENDMENT
     Section 7.1 Termination. This Agreement may be terminated at any time prior to the Closing:
          (a) by mutual written consent of the Company and Purchaser;
          (b) by:
               (i) either the Company or Purchaser if: (x) any Governmental Entity which must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable; or (y) any Governmental Entity of competent jurisdiction shall have issued a final, nonappealable Order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement or, in the case of termination by Purchaser, any of the other Transaction Agreements; or
               (ii) Purchaser if Badger Capital, Purchaser, any of the other investors referred to in Section 6.1(d)(ii), or any of their respective Affiliates receives final written notice from the OTS that it will not grant any of the written confirmations or determinations described in Section 6.1(d)(ii);
          (c) by either the Company or Purchaser if the Closing shall not have occurred on or before March 31, 2010, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or unless the parties mutually agree in writing to extend the term of this Agreement;
          (d) by either the Company or Purchaser (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if the other party shall have breached any of the covenants, agreements, representations or warranties made by such other party herein, and such breach (x) is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing and (y) could entitle the non-breaching party not to consummate the transactions contemplated hereby under ARTICLE VI hereof;

          (e) by either the Company or Purchaser if the Requisite Shareholder Approvals shall not have been obtained upon a vote taken thereon at the Company Shareholders Meeting or at any adjournment or postponement thereof;
          (f) by Purchaser, if: (i) the Board of Directors of the Company shall have failed to recommend in the Proxy Statement and at the Company Shareholders Meeting the approval of the issuance of the Purchased Stock and the Charter Amendment by the shareholders of the Company or shall have effected a Change in Recommendation (or shall have resolved to do so), whether or not permitted by this Agreement; (ii) the Company shall have materially breached its obligations under Section 5.5 by failing to call, give notice of, convene and hold the Company Shareholders Meeting in accordance with Section 5.5; or (iii) the Company shall have breached its obligations under Section 5.6 in any material respect;
          (g) by the Company in accordance with, and subject to the terms and conditions of, Section 5.6(e);
          (h) by Purchaser if it determines in its reasonable discretion that any of the conditions precedent to its obligations under this Agreement set forth in Section 6.1 will not be satisfied prior to the date set forth in Section 7.1(c), including, without limitation, if the U.S. Treasury states that it will not enter into the agreement referred to in Section 5.18 or if U.S. Bank National Association states that it will not enter into the agreement referred to in Section 5.19, in either case on terms acceptable to Purchaser; or
          (i) by Purchaser if:
               (i) the Company or a Significant Subsidiary of the Company, pursuant to or within the meaning of any Bankruptcy Law: (A) commences a voluntary case, (B) consents to the entry of an order for relief against it in an involuntary case, (C) consents to the appointment of a Custodian of it or (D) makes a general assignment for the benefit of its creditors;
               (ii) a court of competent jurisdiction enters an Order under any Bankruptcy Law that (A) is for relief against the Company or any Significant Subsidiary of the Company in an involuntary case; (B) appoints a Custodian of the Company or any Significant Subsidiary of the Company or (C) orders the winding up or liquidation of the Company or any Significant Subsidiary of the Company and the order, decree or relief remains unstayed and in effect for 60 days; or
               (iii) (A) the OTS or the FDIC (or other competent Governmental Entity having regulatory authority over the Bank) appoints, under any applicable federal, state or local banking Law or Bankruptcy Law, a Custodian for the Bank or for all or substantially all of the assets of the Bank, or (B) the Bank files with the OTS or the FDIC (or other competent Governmental Entity having regulatory authority over the Bank) a notice of voluntary liquidation or other similar action under any applicable federal, state or local banking Law, Bankruptcy Law or other similar Law.
          (j) by Purchaser as provided in Section 1.2.
          (k) by Purchaser if the Company files an amendment to its Third Quarter Form 10-Q to correct a misstatement in the Company’s financial statements contained in the Third Quarter Form 10-Q.

     Section 7.2 Effect of Termination.
          (a) In the event of termination of this Agreement by either the Company or Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, and none of the Company, Purchaser, any of their respective officers, directors, or Affiliates (or, in the case of Purchaser, any of Purchaser Related Parties) shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) this Section 7.2, Section 8.10 and Section 8.12 shall survive any termination of this Agreement and (ii) notwithstanding anything to the contrary contained in this Agreement (other than Section 8.12 hereof), neither the Company nor Purchaser shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
          (b) If this Agreement is terminated (i) by either the Company or Purchaser pursuant to Section 7.1(e) or (ii) by Purchaser pursuant to Section 7.1(d), Section 7.1(f) or Section 7.1(i) (or, in any such case, is terminated pursuant to another paragraph of Section 7.1 at a time when this Agreement was terminable pursuant to one of the foregoing specified provisions and by the party specified above), then the Company shall reimburse Purchaser for all expenses reasonably incurred by or on its behalf in connection with the transactions contemplated by this Agreement, including all reasonable expenses of counsel, accountants, investment bankers, experts and other consultants retained by Purchaser, Badger Capital, their respective Affiliates, in connection with the transactions contemplated hereby (and not theretofore paid or reimbursed by the Company, which shall include the amounts paid by the Company to Purchaser pursuant to Section 5.20) (the “Purchaser Expenses”) within three Business Days after the receipt by the Company of an invoice therefor; provided that the payment by the Company of such expenses shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.2(d), except to the extent expressly provided therein.
          (c) The Company shall pay to or as directed by Purchaser the sum of $10 million (the “Termination Fee”) prior to or concurrently with, and as a condition to, the termination of this Agreement: (i) by the Company pursuant to Section 7.1(g).or by the Company; or (ii) the Purchaser pursuant to Section 7.1(e) or Section 7.1(f).
          (d) The Company shall pay to or as directed by Purchaser the Termination Fee, less any Purchaser Expenses theretofore paid to Purchaser pursuant to Section 7.2(b), upon the execution and delivery by the Company or any of its Subsidiaries of a definitive agreement with respect to, or consummation of, an Acquisition Transaction with another Person if: (i) this Agreement is terminated by (A) Purchaser pursuant to Section 7.1(d) because of the Company’s willful breach of any representation, warranty, covenant or agreement under this Agreement, or (B) by either the Company or Purchaser pursuant to Section 7.1(c) without a vote of the shareholders of the Company contemplated by this Agreement at the Company Shareholders Meeting having occurred (or, in any such case, is terminated pursuant to another paragraph of Section 7.1 at a time when this Agreement was terminable pursuant to one of the foregoing specified provisions and by the party specified above); and (ii) the definitive agreement is entered into within 12 months following the date of any such termination of this Agreement.
          (e) Any expenses that become payable pursuant to Section 7.2(b) and any Termination Fee or portion thereof that becomes payable pursuant to Section 7.2(c) or Section 7.2(d) shall be paid by wire transfer of immediately available funds to an account designated by the Purchaser in writing to the Company.
          (f) The Company acknowledges that the agreements contained in paragraphs (b), (c) and (d) above are an integral part of the transactions contemplated by this Agreement, that without such agreement by the Company, Purchaser would not have entered into this Agreement, and that such amounts do not constitute a penalty. If the Company fails to pay any amounts due under paragraph (b), (c) and (d) above within the time periods specified in such paragraphs, the Company shall pay the reasonable costs and expenses (including reasonable legal fees and expenses) incurred by Purchaser in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of any such unpaid amounts at the prime rate of U.S. Bank National Association from the date such amounts were required to be paid until the date of actual payment.
ARTICLE VIII
MISCELLANEOUS
     Section 8.1 Other Definitions; Terms Generally. (a) The following terms as used in this Agreement shall have the following meanings:
               (i) “Actions” means legal, administrative, regulatory or other suits, actions, claims, audits, assessments, arbitrations or other proceedings or, to the knowledge of the Company, investigations or inquiries.
               (ii) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person, for so long as such Person remains so associated to the specified Person.
               (iii) “Bankruptcy Law” means Title 11, United States Code, or any similar federal, state or local law providing for the insolvency, reorganization, receivership, dissolution, winding up or liquidation of a debtor.
               (iv) “Business Day” means any day other than a Saturday, Sunday or any other day on which banks in Madison, Wisconsin are required or authorized to close.
               (v) “Company Intellectual Property” means the Intellectual Property currently used in connection with the business of the Company or any of its Subsidiaries or owned or held for use by the Company or any of its Subsidiaries.
               (vi) “Company Preferred Stock” means, collectively, the Series A Preferred Stock and the Series B Preferred Stock.
               (vii) “control”(including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
               (viii) “Custodian” means any receiver, trustee, conservator, assignee, liquidator, custodian or similar official under any Bankruptcy Law or banking Law.
               (ix) “Encumbrance” means any security interest, pledge, mortgage, lien (statutory or other), charge, option to purchase, lease, claim, restriction, covenant, title defect, hypothecation, assignment, deposit arrangement or other encumbrance of any kind or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement).

               (x) “Existing Loan Agreement” means that certain Amended and Restated Credit Agreement, dated June 9, 2008 and as subsequently amended, by and among the Company, U.S. Bank National Association and the other participating financial institutions listed on the signature page of such agreement.
               (xi) “Fee Agreement” means that agreement (as it may be amended, modified or supplemented) set forth in Section 8.1 of Purchaser Disclosure Schedule.
               (xii) “Hazardous Materials” means oil, flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.
               (xiii) “Intellectual Property” means all patents, patent applications, statutory invention registrations, inventions and other industrial property rights; trademarks, service marks, trade names, trade dress, logos, and other source identified, including registrations and applications for the registration thereof; copyrights (including without limitation, computer software programs); Internet domain name registrations; Internet web sites, web content, and registrations and applications for registrations thereof; confidential and proprietary information, including know-how and trade secret rights, technologies, techniques and processes; computer software, programs and databases in any form, all versions, updates, corrections, enhancements, replacements, and modifications thereof, and all documentation related thereto; and rights of privacy, publicity and endorsement, in each case under the laws of any jurisdiction in the world, and including rights under and with respect to all applications, registrations, continuations, divisions, renewals, extensions and reissues of the foregoing.
               (xiv) “Material Adverse Effect” shall mean a material adverse effect on (x) the business, operations, properties, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or (y) the ability of the Company to perform its obligations under this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred pursuant to clause (x) above, there shall be excluded any effect the cause of which is (i) any change after the date of this Agreement in laws, rules or regulations of general applicability or published interpretations thereof by Governmental Entities or in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, in any such case applicable to banks, savings associations or their holding companies generally, (ii) the pendency or the announcement of the transactions contemplated by this Agreement (including, for the avoidance of doubt, any halt in trading of shares of Common Stock on Nasdaq), (iii) the performance of obligations required by this Agreement or consented to in writing by Purchaser, (iv) factors generally affecting the banking industry as a whole, (v) any changes in general economic or political conditions or changes affecting the securities, credit or financial markets in general (including any disruptions thereof and any changes in interest rates in general) in the United States, and (vi) acts of war or terrorism (other than any such acts that cause any damage or destruction to or render unusable any facility or property of the Company or any of its Subsidiaries or that render any such facilities or properties inaccessible), provided that the effect of such changes, effects, circumstances or developments described in clauses (iv), (v) or (vi) shall not be excluded to the extent of the disproportionate impact, if any, they have on the Company and its Subsidiaries (relative to other banks, savings associations or their holding companies in the United States).
               (xv) “Person” means any individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivisions thereof or any group (within the meaning of Section 13(d)(3) of the Exchange Act) comprised of two or more of the foregoing.
               (xvi) “Significant Subsidiary” shall have the meaning ascribed thereto in Rule 1.02 of Regulation S-X promulgated by the SEC.
               (xvii) “Subsidiary” means (i) any corporation of which a majority of the securities entitled to vote generally in the election of directors thereof, at the time as of which any determination is being made, are owned by another entity, either directly or indirectly, and (ii) any joint venture, general or limited partnership, limited liability company or other legal entity in which an entity is the record or beneficial owner, directly or indirectly, of a majority of the voting interests or the general partner.
               (xviii) “to the knowledge of the Company” or similar expressions means the actual knowledge of the senior executive officers of the Company and its Subsidiaries and, without duplication, those executive officers or other employees in charge of environmental, tax, labor, employee benefits or real estate matters, in each case after reasonable investigation and inquiry.
          (b) Terms Generally. The definitions in Section 8.1(a) shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, unless the context expressly provides otherwise. All references herein to Sections, paragraphs, subparagraphs, clauses, Exhibits or Schedules shall be deemed references to Sections, paragraphs, subparagraphs or clauses of, or Exhibits or Schedules to this Agreement, unless the context requires otherwise. Unless otherwise expressly defined, terms defined in this Agreement have the same meanings when used in any Exhibit or Schedule hereto, including the Company Disclosure Schedule and Purchaser Disclosure Schedule. Unless otherwise specified, the words “this Agreement”, “herein”, “hereof”, “hereto” and “hereunder” and other words of similar import refer to this Agreement as a whole (including the Schedules, Exhibits, the Company Disclosure Schedule and Purchaser Disclosure Schedule) and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Any Law defined or referred to herein means such Law as from time to time amended, modified or supplemented, including by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.
     Section 8.2 Representations and Warranties. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this agreement shall survive the Closing, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Closing and then only to such extent. Each of the Company and Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in this Agreement: (a) no party makes, and has not made, any representations or warranties relating to itself or its businesses or otherwise in connection with the transactions contemplated by this Agreement; and (b) no Person has been authorized by any party to make any representation or warranty relating to itself or its businesses or otherwise in connection with the transactions contemplated by this Agreement and, if made, such representation or warranty must not be relied upon as having been authorized by such party.
     Section 8.3 Governing Law; Jurisdiction; Waiver of Jury Trial. (a) This Agreement shall be governed in all respects by the laws of the State of Wisconsin.

          (b) Each of the Company and Purchaser hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction and venue of the United States District Court for the Western District of Wisconsin and in the courts hearing appeals therefrom unless no basis for federal jurisdiction exists, in which event each party hereto irrevocably consents to the exclusive jurisdiction and venue of the Dane County Circuit Court, Wisconsin, and the courts hearing appeals therefrom, for any action, suit or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Company and Purchaser irrevocably and unconditionally waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, any claim that is not personally subject to the jurisdiction of the aforesaid courts for any reason, other than the failure to serve process in accordance with this Section 8.3, that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and to the fullest extent permitted by applicable law, that the action, suit or proceeding in any such court is brought in an inconvenient forum, that the venue of such action, suit or proceeding is improper, or that this Agreement, or the subject matter hereof, may not be enforced in or by such courts and further irrevocably waives, to the fullest extent permitted by applicable law, the benefit of any defense that would hinder, fetter or delay the levy, execution or collection of any amount to which the party is entitled pursuant to the final judgment of any court having jurisdiction.
          (c) Each of the parties hereto hereby irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement or the other Transaction Agreements and for any counterclaim therein.
     Section 8.4 Successors and Assigns; Assignment; No Third Party Beneficiaries. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, permitted assigns, heirs, executors and administrators of the parties hereto. This Agreement may not be assigned by a party without the prior written consent of the other party (and any purported assignment without such consent shall be void and without effect), except that so long as the Purchase Price is delivered at the Closing to the Company, Purchaser may designate one or more additional persons to pay a portion of the Purchase Price and be issued a corresponding number of shares of the Common Stock being issued and sold pursuant to this Agreement, in amounts to be designated by Purchaser prior to the Closing; provided that the addition of any such person will not delay the receipt of, extend the waiting period with respect to, or invalidate a previously received Requisite Regulatory Approval. Except as otherwise specifically provided in Section 8.12, this Agreement is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.
     Section 8.5 Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, which constitute part of this Agreement as if fully set forth herein), the other Transaction Agreements and the Fee Agreement constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. The Fee Agreement shall remain in full force and effect in accordance with its terms, but such letter agreement included in the Fee Agreement shall terminate upon the termination of this Agreement, except with respect to fees and expenses accrued on or prior to the date of such termination, with respect to which it shall survive until the payment or reimbursement in full thereof. The Company agrees that any confidentiality agreements between Purchaser, Badger Investment Partners, LLC, Badger Capital or any of their Affiliates shall be terminated effective upon the Closing.
     Section 8.6 Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.
     Section 8.7 Amendment and Waiver. This Agreement may be amended by the parties hereto (in the case of the Company, by action taken by or on behalf of its Board of Directors) at any time prior to the Closing, whether before or after receipt of the Requisite Shareholder Approvals; provided, however, that, after receipt of the Requisite Shareholder Approvals, no amendment may be made which under applicable Law requires the further approval of the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. At any time prior to the Closing, any party hereto may: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions contained for the benefit of such party contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.
     Section 8.8 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement or the other Transaction Agreements shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. All remedies, either under this Agreement or the other Transaction Agreements, by law, or otherwise afforded to any party, shall be cumulative and not alternative.
     Section 8.9 Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day; (iii) when received, if sent by electronic mail with read receipt requested; or (iv) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the addresses set forth below or such other address or facsimile number as a party may from time to time specify by notice to the other parties hereto:
If to the Company:

Anchor Bancorp Wisconsin Inc.
25 West Main Street
Madison, Wisconsin 53703
Telephone:	(608) 252-8700
Fax:	(608) 252-8783
Email:	mtimmerman@anchorbank.com
Attn:	Mark Timmerman

with a copy (which shall not constitute notice) to:

Michael Best & Friedrich LLP
100 East Wisconsin Avenue, Suite 3300
Milwaukee, Wisconsin 53202
Telephone:	(414) 225-2752
Fax:	(414) 277-0656
Email:	grmorgan@michaelbest.com
Attn:	Geoffrey R. Morgan
If to Purchaser:

Badger Anchor Holdings, LLC
c/o Badger Capital, LLC
1629 Colonial Parkway
Inverness, Illinois 60067
Telephone:	(847) 991-6622
Fax:	(847) 991-5928
Email:	shovde@hovde.com
Attn:	Steven D. Hovde
with a copy (which shall not constitute notice) to:

Inter Continental Real Estate & Development Corporation
2221 Camden Court, Suite 200
Oak Brook, Illinois 60523
Telephone:	(630) 560-8047
Fax:	(630) 560-8048
Email:	rcharal@icred.com
Attn:	Robert Charal
and

Barack Ferrazzano Kirschbaum & Nagelberg LLP
200 W. Madison St., Suite 3900
Chicago, Illinois 60606
Telephone:	(312) 984-3100
Fax:	(312) 984-3150
Email:	dennis.wendte@bfkn.com
Attn:	Dennis R. Wendte
     Section 8.10 Expenses. Except as provided in Section 7.2 or in the Fee Agreement, all costs and expenses incurred in connection with this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense.
     Section 8.11 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

     Section 8.12 Remedies.
          (a) Notwithstanding any other provision of this Agreement or any rights of the Company at law or in equity, the Company agrees that to the extent it has incurred losses or damages in connection with this Agreement or any of the transactions contemplated hereby, the maximum liability of Purchaser for such losses and damages shall be limited to $500,000. In no event shall the Company seek to recover any money damages in excess of $500,000 in the aggregate from Purchaser or any of its Affiliates. In addition, the Company agrees that no recourse under this Agreement, any documents or instruments delivered in connection with this Agreement, any other Transaction Agreement or any of the transactions contemplated hereby or thereby shall be had against any (x) former, current or future director, officer, employee, partner (limited or general), member, manager, shareholder, Affiliate or controlling Person of Purchaser or (y) former, current or future director, officer, employee, partner (limited or general), member, manager, shareholder, Affiliate or controlling Person of any partner (limited or general), member, manager, shareholder, Affiliate or controlling Person of Purchaser (the “Purchaser Related Parties”) whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of Purchaser Related Parties, as such, for any obligation of Purchaser under this Agreement or any documents or instruments delivered in connection with this Agreement, any other Transaction Agreement or any of the transactions contemplated hereby or thereby or for any claim based on, in respect of or by reason of such obligations, documents, instruments or transactions.
          (b) The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that, prior to the termination of this Agreement pursuant to Section 7.1, Purchaser shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. The parties acknowledge that the Company shall not be entitled to an injunction or injunctions to prevent breaches of this Agreement by Purchaser or to enforce specifically the terms and provisions of this Agreement and that the Company’s sole and exclusive remedy with respect to any such breach shall be the remedy set forth in Section 8.12(a).
          (c) Purchaser Related Parties shall be third party beneficiaries of this Section 8.12 and the provisions of this Section 8.12 are intended to be for the benefit of and enforceable by each Purchaser Related Party and his or her successors, heirs or representatives.
     Section 8.13 Counterparts; Execution by Facsimile Signature. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This Agreement may be executed by facsimile signature(s) or by a signature in PDF format that is transmitted via electronic mail.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth in the first paragraph hereof.

Anchor Bancorp Wisconsin Inc.		Badger Anchor Holdings, LLC

By:		By:	Badger Capital, LLC, its manager

Name:
Title:
By:

Name:
Title:
[Signature Page to Stock Purchase Agreement]